Execution Version

US 4534120v.23

Purchase and Sale Agreement

by and between

GASTAR EXPLORATION INC.

as seller,

and

RED BLUFF RESOURCES OPERATING, LLC

as buyer

DATED October 19, 2016

TABLE OF CONTENTS

Page

Article I
DEFINITIONS

Section 1.01 Defined Terms	1
Section 1.02 Interpretation	22

Article II
ASSETS

Section 2.01 Agreement to Sell and Purchase	22
Section 2.02 Assets	22
Section 2.03 Excluded Assets	24
Section 2.04 Revenues and Expenses	26
Section 2.05 Defect Escrow	26

Article III
CONSIDERATION

Section 3.01 Purchase Price	27
Section 3.02 Deposit	27
Section 3.03 Allocated Values	28
Section 3.04 Purchase Price Tax Allocation	28
Section 3.05 Imbalances	28

Article IV
TITLE MATTERS

Section 4.01 General Disclaimer of Title Warranties and Representations	29
Section 4.02 Special Warranty	29
Section 4.03 Recovery on Special Warranty	29
Section 4.04 Notice of Title Defects; Defect Adjustments	30
Section 4.05 Casualty or Condemnation Loss	37
Section 4.06 Preferential Purchase Rights	37
Section 4.07 Consents to Assign	38
Section 4.08 Option Leases; Renewal Leases	39
Section 4.09 Operations Bonus	48
Section 4.10 New Interests	49

Article V
ENVIRONMENTAL

Section 5.01 Environmental Defects	50
Section 5.02 NORM, Asbestos, Wastes and Other Substances	54

i

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties of Seller	55
Section 6.02 Representations and Warranties of Buyer	60

Article VII
CERTAIN COVENANTS

Section 7.01 Access	61
Section 7.02 Confidentiality	63
Section 7.03 Dispositions of Assets	64
Section 7.04 Operations	64
Section 7.05 Governmental Bonds; Guarantees	65
Section 7.06 Non-Solicitation of Employees	65
Section 7.07 Amendment to Schedules	66
Section 7.08 Knowledge of Breach	66
Section 7.09 Escrow Post-Closing Agreement	66

Article VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to Seller’s Obligations	66
Section 8.02 Conditions to Buyer’s Obligations	67

Article IX
CLOSING

Section 9.01 Time and Place of Closing	69
Section 9.02 Closing Statement; Adjustments to Purchase Price; Post-Closing Escrow	69
Section 9.03 Actions of Seller at Closing	73
Section 9.04 Actions of Buyer at Closing	74

Article X
CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01 Operation of the Assets After Closing	75
Section 10.02 Files	75
Section 10.03 Further Cooperation	75
Section 10.04 Document Retention	75
Section 10.05 Suspense Funds	76
Section 10.06 Non-Interference	76

Article XI
TERMINATION

Section 11.01 Right of Termination	76
Section 11.02 Effect of Termination	77

Article XII
ASSUMPTION AND INDEMNIFICATION

Section 12.01 Assumption and Indemnity	78
Section 12.02 Indemnification by Buyer	79
Section 12.03 Buyer’s Environmental Indemnification	79
Section 12.04 Indemnification by Seller	79
Section 12.05 Limitations	79
Section 12.06 Negligence and Fault	80
Section 12.07 Exclusive Remedy	80
Section 12.08 Expenses	81
Section 12.09 Survival	81
Section 12.10 Non-Compensatory Damages	82
Section 12.11 Indemnification Actions	82
Section 12.12 Characterization of Indemnity Payments	84
Section 12.13 Waiver of Right to Rescission	84
Section 12.14 Disclaimer of Application of Anti-Indemnity Statutes	84

Article XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01 Disclaimers of Representations and Warranties	85

Article XIV
TAX MATTERS

Section 14.01 Allocation of Asset Taxes	87
Section 14.02 Transfer Taxes	87
Section 14.03 Cooperation	88
Section 14.04 Refunds	88
Section 14.05 Tax Returns	88

Article XV
MISCELLANEOUS

Section 15.01 Filings, Notices and Certain Governmental Approvals	88
Section 15.02 Entire Agreement	89
Section 15.03 Waiver	89
Section 15.04 Publicity	89
Section 15.05 No Third Party Beneficiaries	89
Section 15.06 Assignment	89
Section 15.07 Governing Law	90
Section 15.08 Specific Performance	90
Section 15.09 Notices	90
Section 15.10 Severability	91
Section 15.11 Counterparts	91
Section 15.12 Amendment	91

Section 15.13 Schedules and Exhibits	91
Section 15.14 No Affiliate Liability	91

Exhibits

Exhibit A	Part 1A	Leases
Exhibit A	Part 1B	Additional Leases
Exhibit A	Part 2	Wells/Allocated Values
Exhibit A	Part 3	Easements, Rights-of-Way, and Surface Leases
Exhibit A	Part 4	Contracts
Exhibit A	Part 5	Pipelines and Gathering Systems
Exhibit B	–	Excluded Assets
Exhibit C	–	Form of Assignment
Exhibit D	–	Form of Escrow Post-Closing Agreement
Exhibit E	–	[Reserved]
Exhibit F	Part 1	Sections/Allocated Values
Exhibit F	Part 2	Sections/Operations Bonus
Exhibit F	Part 3	Sections/Consent Sections
Exhibit G	Part 1	Seller Renewable Option Leases
Exhibit G	Part 2	Buyer Renewable Option Leases
Exhibit G	Part 3	Seller Renewable Leases
Exhibit G	Part 3A	Fully Renewed Leases
Exhibit G	Part 4	Buyer Renewable Top Leases (Initial Top Lease Payments)
Exhibit G	Part 4A	Partially Renewed Top Leases
Exhibit G	Part 5	Subsequent Top Lease Payments for Buyer Renewable Top Leases
Exhibit H	–	Other Expiring Leases

Schedules

Schedule 1.01	–	Knowledge
Schedule 2.02	–	Lands
Schedule 6.01(d)	–	Consents
Schedule 6.01(f)	–	Noncontravention
Schedule 6.01(g)	–	Litigation
Schedule 6.01(i)	–	Taxes
Schedule 6.01(j)	–	Environmental Notices and Matters
Schedule 6.01(k)	–	Compliance with Laws
Schedule 6.01(l)	–	Material Contracts
Schedule 6.01(m)	–	AFEs
Schedule 6.01(n)	–	Preferential Purchase Rights
Schedule 6.01(o)	–	Imbalances
Schedule 6.01(q)	–	Wells; Equipment; Operations
Schedule 6.01(r)	–	Payout Balances
Schedule 6.01(t)	–	Suspense Funds
Schedule 6.01(v)	–	Credit Support
Schedule 7.04	–	Interim Period Operations
Schedule 9.02(b)(viii)	–	Certain Wells

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 19th day of October, 2016 (the “Execution Date”), by and between Gastar Exploration Inc., a Delaware corporation (“Seller”) and Red Bluff Resources Operating, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are sometimes referred to herein, together, as the “Parties” and, each, individually, as a “Party.”

W I T N E S S E T H:

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets, in each case, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” has the meaning set forth in Section 9.02(g).

“Adjusted Purchase Price” has the meaning set forth in Section 3.01.

“AFEs” has the meaning set forth in Section 6.01(m).

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified.  For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Aggregate Deductible” means an amount equal to One Million Four Hundred Twenty Thousand Dollars ($1,420,000.00).

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” has the meaning set forth in Section 3.03.

“Applicable Target Formation” means, with respect to a Section, any Target Formation that has an Allocated Value greater than $0.00 (as set forth on Exhibit F – Part 1).

“Approved Lease” mean, with respect to any Fully Renewed Lease, Partially Renewed Top Lease, Other Renewal Lease or New Interest, an oil and gas lease located within an applicable Approved Section as to which Buyer has confirmed each of the following (which confirmation shall not be unreasonably withheld or delayed): such lease (a) covers all depths within one or more Applicable Target Formations within such Approved Section, (b) does not cause the Section ATF Net Revenue Interest of such Approved Section, with respect to each Applicable Target Formation, to decrease below eighty percent (80%), (c) has not fewer than three (3) years remaining in the primary term thereof as of the date of acquisition by Seller, (d) unless Buyer consents in writing, does not include any existing wells on the lands covered thereby which wells would be assumed by Buyer or any uncustomary or non-market terms or conditions that are materially adverse to the lessee thereunder, and (e) with respect to any Fully Renewed Lease, Partially Renewed Top Lease or Other Renewal Lease that is a top lease, is a primary/initial top lease.

“Approved Section” means (a) with respect to an Option Lease, a Section that is listed on Exhibit G, (b) with respect to a Fully Renewed Lease, Partially Renewed Top Lease or Other Renewal Lease, a Section that has an Allocated Value greater than $0.00 (as set forth on Exhibit F – Part 1), and (c) with respect to Seller’ ability to earn Operations Bonus payments pursuant to Section 4.09 or a New Interest acquired pursuant to Section 4.10, a Section that (i) is listed on Exhibit F – Part 2 and located West of the Operational Sections Cutoff Line identified on Exhibit F – Part 2, and (ii) has an Allocated Value greater than $0.00 (as set forth on Exhibit F – Part 1).

“Assets” has the meaning set forth in Section 2.02.

“Asset Taxes” means ad valorem, property, severance, production, excise, sales, use and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assignments” has the meaning set forth in Section 9.03(a).

“Assumed Obligations” has the meaning set forth in Section 12.01.

“Bois d’Arc Formation” means the formation located in the geologic interval from the base of the Woodford Formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,924 feet on the Target Log, to the base of the Bois d’Arc formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,996 feet on the Target Log, recognizing that actual depths will vary across the Lands.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” means Buyer, its Affiliates, and its and their respective members, owners, partners, shareholders, officers, board of directors and/or managers, employees, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“Buyer Renewable Option Lease” has the meaning set forth in Section 4.08(b)(ii).

“Buyer Renewable Top Lease” has the meaning set forth in Section 4.08(b)(iv).

“Buyer’s Representatives” has the meaning set forth in Section 7.01(a).

“Casualty Loss” has the meaning set forth in Section 4.05(b).

“Chesapeake Cooperation Agreement” means that certain Cooperation Agreement dated effective as of June 7, 2013 between Chesapeake Exploration, L.L.C. and Gastar Exploration U.S.A., Inc.

“CHK Assignment” has the meaning set forth in Section 9.03(h).

“Claim Notice” has the meaning set forth in Section 12.11(b).

“Closing” has the meaning set forth in Section 9.01.

“Closing Date” has the meaning set forth in Section 9.01.

“Closing Statement” has the meaning set forth in Section 9.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality & Nondisclosure Agreement dated as of February 16, 2016, by and between Seller and Buyer, as amended.

“Consent” has the meaning set forth in Section 6.01(d).

“Consent Section” has the meaning set forth in Section 4.08(c).

“Contingent Payment” has the meaning set forth in Exhibit F – Part 2.

“Contracts” has the meaning set forth in Section 2.02(e).

“Cure Period” has the meaning set forth in Section 4.04(c).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Defect Escrow Account” has the meaning set forth in Section 2.05.

“Defect Escrow Amount” has the meaning set forth in Section 2.05.

“Defensible Title” means such title of Seller with respect to the Leases set forth on Exhibit A – Part 1A (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases), and with respect to the Wells set forth on Exhibit A – Part 2, in each case, as of the Effective Time and the Closing Date, and, for purposes of Section 4.08(f)(iii), with respect to each Other Renewal Lease and New Interest set forth on Exhibit A – Part 1B or in Status Reports, as of the date of assignment of such Other Renewal Lease and New Interest, in each case subject to Permitted Encumbrances:

(a)with respect to each Applicable Target Formation (regarding all depths of such Applicable Target Formation) of a single Section set forth on Exhibit F – Part 1, the Leases set forth on Exhibit A – Part 1A as of the Execution Date (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases set forth on, or to be added on the Execution Date to, Exhibit A – Part 1A) (and, for purposes of Section 4.08(f)(iii), as to each Other Renewal Lease and New Interest set forth on Exhibit A – Part 1B or in a Status Report, such New Interest or Other Renewal Lease, when combined with the Leases set forth on Exhibit A – Part 1A as of the Execution Date (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases set forth on, or to be added on the Execution Date to, Exhibit A – Part 1A) entitle Seller to receive a Section ATF Net Revenue Interest of not less than 80% (throughout the productive life of those Leases) (on an Applicable Target Formation by Applicable Target Formation basis, in the aggregate), except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect in compliance with this Agreement to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise specifically set forth on Exhibit A – Part 1A or Exhibit A – Part 1B;

(b)with respect to each Well set forth on Exhibit A – Part 2 (limited to any currently producing formations), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit A – Part 2 for such Well (throughout the productive life of such Well), except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect in compliance with this Agreement to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise specifically set forth on Exhibit A – Part 2;

(c)with respect to each Well set forth on Exhibit A – Part 2 (limited to any currently producing formations), obligates Seller to bear not more than the Working Interest set forth on Exhibit A – Part 2 for such Well (throughout the productive life of such Well), except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise specifically set forth on Exhibit A – Part 2;

(d)with respect to each Applicable Target Formation (regarding all depths of such Applicable Target Formation) of a single Section set forth on Exhibit F – Part 1, the Leases set forth on Exhibit A – Part 1A as of the Execution Date (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases set forth on, or to be added on the Execution Date to, Exhibit A – Part 1A) entitle Seller to not less than the number of Section ATF Net Acres shown on Exhibit F – Part 1 for all depths within such Applicable Target Formation of such Section (subject to any reservations, limitations or depth restrictions specifically described on Exhibit A – Part 1A); and for purposes of Section 4.08(f)(iii), with respect to each Other Renewal Lease and New Interest set forth on Exhibit A – Part 1B or in a Status Report, entitles Seller to not less than the number of Net Acres shown on Exhibit A – Part 1B or the respective Status Report for such New Interest or, with respect to such Other Renewal Interest, shown on Exhibit H for the Other Expiring Lease (or portion thereof) to be Renewed by such Other Renewal Lease; and

(e)is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 3.02.

“Designated Liabilities” means all Liabilities and obligations, known or unknown, arising from, based upon, related to or associated with any of the following: (a) any Liabilities to Third Parties for (i) fines or penalties (other than Liabilities to the extent related to the environmental condition of the Properties), or (ii) illness, personal injury or death, in the case of each of (a)(i) and (ii), to the extent attributable to operation of the Assets prior to the Closing; (b) transportation or disposal of waste to premises not included in the Assets occurring prior to the Closing; (c) any and all Seller Taxes; (d) the proper payment or accounting for Working Interests, Burdens or interest owners’ revenues related to production of Hydrocarbons from the Properties prior to the Effective Time or (to the extent Seller received and failed to pay over to the rightful owner or remit to Buyer any such amounts) prior to the Closing; (e) any suit, action, proceeding, lawsuit or other litigation or claim set forth on Schedule 6.01(g) or that should be listed on Schedule 6.01(g); (f) obligations or liabilities of Seller owed to any of its Affiliates; (g) any Excluded Assets; (h) any Liabilities to Third Parties for gross negligence or willful misconduct of Seller or its Affiliates as operator of any Properties before the Closing; and/or (i) the following Liabilities to the extent attributable to the period prior to the Effective Time: (i) obligations to pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, and (ii) obligations and Liabilities arising under any Lease or Contract.

“Disputed Environmental Matters” has the meaning set forth in Section 5.01(f).

“Disputed Title Matters” has the meaning set forth in Section 4.04(j)(i).

“Dispute Notice” has the meaning set forth in Section 9.02(e).

“Effective Time” means 7:00 a.m. (Central Time) on August 1, 2016.

“Encumbrances” means any mortgage, lien, security interest, pledge, charge, restrictive covenant, third party right or claim on title, or similar encumbrance or defects of any kind.

“Environmental Arbitrator” has the meaning set forth in Section 5.01(f).

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law, or (b) the existence with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is currently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to a Property or other Asset.

“Environmental Defect Claim Date” means on or before 5:00 p.m. (Central Time) on November 14, 2016.

“Environmental Defect Notice” or “Environmental Defect Notices” has the meaning set forth in Section 5.01(a).

“Environmental Dispute Date” means on or before 5:00 p.m. (Central Time) on the date that is thirty (30) days after the expiration of the Cure Period.

“Environmental Laws” means all Laws in effect as of the Execution Date relating to the prevention of pollution or protection of the environment (including natural resources), including those Laws relating to exposure to, and the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended (but not required) by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.

“Escrow Post-Closing Account” means the account (together with the subaccounts thereof that are herein named the Defect Escrow Account, the Expiring Lease Escrow Account and the Operations Bonus Escrow Account) established by the Escrow Post-Closing Agent, Buyer and Seller into which the Defect Escrow Amount (if any), the Non-Extended Lease Amount (if any), and the Escrowed Operations Bonus (if any) will be deposited and held pursuant to the Escrow Post-Closing Agreement and this Agreement.

“Escrow Post-Closing Agent” means JP Morgan Chase Bank, N.A.

“Escrow Post-Closing Agreement” means that certain escrow agreement substantially in the form attached hereto as Exhibit D, by and among Seller, the Escrow Post-Closing Agent and Buyer, to be entered into on or prior to November 8, 2016 pursuant to Section 7.09.

“Escrow Pre-Closing Account” means the account established by the Escrow Pre-Closing Agent, Buyer and Seller into which the Deposit will be deposited and held pursuant to the Escrow Pre-Closing Agreement and this Agreement.

“Escrow Pre-Closing Agent” means Wells Fargo Bank, N.A.

“Escrow Pre-Closing Agreement” means that certain Escrow Agreement dated October 20, 2016, by and among Seller, the Escrow Pre-Closing Agent and Buyer.

“Escrowed Operations Bonus” means the amount equal to (a) the Contingent Payment, minus (b) the amount of the Operations Bonus payment to which Seller is entitled at Closing pursuant to Section 4.09(a) and Exhibit F – Part 2.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Expenses” means those expenses and Liabilities arising from, incurred in connection with, or otherwise related to the ownership, operation or maintenance of the Assets prior to the Closing, and which are related to or constitute any of the following: (a) Environmental Defect or Title Defect curative expenses, (b) Overhead Costs or any other overhead and other general and administrative expenses of Seller and its Affiliates (excluding, for the avoidance of doubt, charges that are chargeable as direct charges under Article II (Direct Charges) of the 2005 COPAS accounting procedure), or (c) expenses arising out of a breach by Seller of, or the incurrence of which was in breach by Seller of, Section 7.04.

“Execution Date” has the meaning set forth in the preamble.

“Expiring Lease” means any Lease set forth on Exhibit A – Part 1A with a primary term expiring on or before June 30, 2017 (regardless of whether such expiration date is set forth on Exhibit A – Part 1A) and which is not otherwise held by production.

“Expiring Lease Escrow Account” has the meaning set forth in Section 4.08(a).

“Extension Costs” has the meaning set forth in Section 4.08(d).

“Files” has the meaning set forth in Section 2.02(i).

“Final Settlement Statement” has the meaning set forth in Section 9.02(e).

“Fixed Costs” means those Extension Costs identified on Exhibit G – Part 1, Exhibit G – Part 2, Exhibit G – Part 3 and Exhibit G – Part 4.

“Fully Renewed Lease” has the meaning set forth in Section 4.08(b)(iii).

“Fundamental Representations” has the meaning set forth in Section 12.09(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Governmental Bonds” has the meaning set forth in Section 7.05(a).

“Guarantees” has the meaning set forth in Section 7.05(b).

“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 5.02.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means any income, franchise and similar Taxes.

“Indemnitee” has the meaning set forth in Section 12.11(a).

“Indemnitor” has the meaning set forth in Section 12.11(a).

“Indemnity Deductible” means an amount equal to One Million Four Hundred Twenty Thousand Dollars ($1,420,000.00).

“Individual Environmental Threshold” has the meaning set forth in Section 5.01(e).

“Individual Indemnity Threshold” means $50,000.

“Individual Title Defect Threshold” has the meaning set forth in Section 4.04(i).

“Interim Period” means that period commencing on the Execution Date and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” means, with respect to Seller and Buyer, the actual knowledge (after reasonable inquiry to such Person’s direct reports) of the Persons listed on Schedule 1.01.

“Lands” means any of the land described on Schedule 2.02.

“Law” means any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease Section ATF Net Revenue Acre” means, as computed separately with respect to each Applicable Target Formation for (i) each Lease as of the Execution Date (including Seller

Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases set forth on, or to be added on the Execution Date to, Exhibit A – Part 1A), and (ii) for purposes of Section 4.08(f)(iii), each Other Renewal Lease and New Interest set forth in a Status Report, in each case to the extent located in a single Section, the amount that is equal to (a) the Net Revenue Interest for such Lease, Other Renewal Lease or New Interest with respect to such Applicable Target Formation multiplied by (b) the amount of Net Acres for such Applicable Target Formation in such Lease, Other Renewal Lease or New Interest to the extent located within such Section.

“Leases” has the meaning set forth in Section 2.02(a).

“Liability” or “Liabilities” means, except as provided in Section 12.10, any and all claims, causes of action (including pursuant to any administrative proceedings), demands, suits, payments, charges, judgments, assessments, liabilities, losses, damages, interest, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Lower Hunton Formation” means the formation located in the geologic interval from the top of the Lower Hunton formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 8,086 feet on the Target Log, to the base of the Lower Hunton formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 8,190 feet on the Target Log, recognizing that actual depths will vary across the Lands.

“Material Adverse Effect” means an event or circumstance that results in a material adverse effect on the ownership or operation of the Assets taken as a whole and as currently operated as of the Execution Date, or an occurrence or event that materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no change, effect, event, occurrence, state of facts or development that arises or results from the following shall constitute a Material Adverse Effect:  (a) changes in general economic, capital market, financial, regulatory or political conditions or changes in applicable Law or the interpretation therefore; (b) changes that affect generally the oil and gas industry; (c) the declaration by the United States of a national emergency or acts of war or terrorism or acts of God, including hurricanes, storms or other naturally occurring events; (d) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (e) any changes in commodity prices; (f) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (g) any natural decline in Well performance; (h) changes in service costs generally applicable to the oil and gas industry in the United States; (i) strikes and labor disturbances; (j) acts or failures to act of a Governmental Authority; (k) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; and (l) any reclassification or recalculation of reserves.

“Material Contract” means the following (excluding any Leases) Contracts:

(a)any Contract that can reasonably be expected to result in aggregate payments by Seller (net to Seller’s interests in the Assets) of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(b)any Contract that can reasonably be expected to result in aggregate revenues to Seller (net to Seller’s interests in the Assets) of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)any Hydrocarbon purchase and sale, transportation, gathering, treating, processing, refining or similar Contract (in each case) to which Seller is a party or to which Seller’s interests in the Assets are subject to that is not terminable without penalty on ninety (90) days or less notice;

(d)any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing;

(e)any farmout agreement, exploration agreement, participation agreement, development agreement, unit operating agreement, joint operating agreement, disposal or injection agreement, or similar Contract, or any Contract creating or containing any production payment, net profits interest, non-competition obligation, area of mutual interest obligation, or express mandatory drilling obligation, in each case, where Seller’s obligations thereunder have not been fully performed; and

(f)any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing.

“Meramec Formation” means the formation located in the geologic interval from the top of the Meramec formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,577 feet on the Target Log, to the base of the Meramec formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,772 feet on the Target Log, recognizing that actual depths will vary across the Lands.

“Net Acre” means, as computed separately with respect to each Applicable Target Formation within a Section covered by each Lease (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases), Other Renewal Lease or New Interest, the number calculated by multiplying (a) the gross number of mineral acres covered by such single Lease, Other Renewal Lease or New Interest (as determined by the legal description of the leased premises) with respect to such Applicable Target Formation within such Section by (b) the undivided fee simple mineral interest (expressed as a percentage) covered by such Lease, Other Renewal Lease or New Interest (as determined by aggregating the fee mineral interests owned by each lessor of such Lease) and attributable to such Applicable Target Formation within such Section, by (c) Seller’s undivided percentage working interest in such Lease, Other Renewal Lease or New Interest with respect to such Applicable Target Formation within such Section; provided that if any item above varies as to different areas (including tracts) or depths of such areas covered by such Lease, Other Renewal Lease or New Interest, a separate calculation shall be done for each such area or depth as if it were a separate Lease; provided further, as to any such single Lease, Other Renewal Lease or New Interest, if any item above varies as to different depths within an Applicable Target Formation, then (as determined on a Section-by-Section basis) the Net Acres for the entirety of such Applicable Target Formation shall be deemed to be equal to the lowest number of Net Acres calculated for any depth within such Applicable Target Formation.

“Net Revenue Interest” means, with respect to any Lease set forth on Exhibit A – Part 1A or Exhibit A – Part 1B (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases), any Other Renewal Lease or New Interest (in each case limited to the Applicable Target Formations in the applicable Section) or Well set forth on Exhibit A – Part 2 (limited to any currently producing formations), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, Other Renewal Lease or New Interest (in each case limited to the Applicable Target Formations in the applicable Section) or Well (limited to any currently producing formations), after giving effect to all Burdens; provided that if any item above varies as to different areas (including tracts) or depths of such areas covered by such Lease, Other Renewal Lease or New Interest, a separate calculation shall be done for each such area or depth as if it were a separate Lease; provided further, as to any such single Lease, Other Renewal Lease, New Interest or Well, if any item above varies as to different depths within an Applicable Target Formation, then the Net Revenue Interest for the entirety of such Applicable Target Formation shall be deemed to be equal to the lowest Net Revenue Interest calculated for any depth within such Applicable Target Formation.

“New Interest” has the meaning set forth in Section 4.10(a).

“New Interest Value” has the meaning set forth in Section 4.10(f).

“Non-Extended Lease Amount” means the sum of the Allocated Values of all Expiring Leases not assigned to Buyer at Closing pursuant to this Agreement.

“NORM” means naturally occurring radioactive material.

“Operating Expenses” means all operating expenses (including costs of insurance and excluding costs and expenses of bonds, letters of credit and other surety guarantees) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged by any Third Party, to the applicable Assets under the relevant operating or unit agreement, if any, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle facilities, close pits, restore the surface around such Wells, facilities and pits and any other decommissioning obligations, (c) environmental Liabilities and Remediation obligations, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, facilities or any other Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, (f) any Asset Taxes, Income Taxes, or Transfer Taxes, and (g) any Excluded Expenses.

“Operational Sections Cutoff Line” is a line identified on Exhibit F – Part 2 for which Seller must use in accordance with Section 4.09.

“Operations Bonus” means the amount of the Contingent Payment that Seller is entitled to receive as set forth in Section 4.09 and on Exhibit F – Part 2.

“Operations Bonus Escrow Account” has the meaning set forth in Section 4.09(a).

“Option Leases” has the meaning set forth in Section 4.08(b)(i).

“Osage Formation” means the formation located in the geologic interval from the top of the Osage formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,772 feet on the Target Log, to the base of the Osage formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,843 feet on the Target Log, recognizing that actual depths will vary across the Lands.

“Other Expiring Lease” has the meaning set forth in Section 4.08(b)(v).

“Other Renewal Lease” has the meaning set forth in Section 4.08(b)(v).

“Outside Date” has the meaning set forth in Section 11.01(b).

“Overhead Costs” means, (a) with respect to those Assets that are operated by Seller, and are burdened by an existing joint operating agreement covering such Assets, a portion of the amount representing the overhead or general and administrative fee that is charged to other Working Interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to Seller’s interest in the Assets during the Interim Period, and (b) with respect to those Assets that are operated by Seller, but are not burdened by an existing joint operating agreement, an amount equal to $45.00 per producing Well per day during the Interim Period, net to the Seller’s interest in each such Well.

“Partially Renewed Top Lease” has the meaning set forth in Section 4.08(b)(iv).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Encumbrances” means:

(a)(1) the terms and conditions of all Leases (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases), and all Other Renewal Leases and New Interest set forth in the Status Reports, to the extent they would be accepted by a reasonably prudent buyer engaged in the business of owning and operating oil and gas properties in the region where the Properties are located and (2) all Burdens, if the net cumulative effect of such Leases, Other Renewal Leases and New Interests, and Burdens does not (i) operate to reduce the Section ATF Net Revenue Interest of Seller with respect to an Applicable Target Formation of a Section to an amount less than 80%, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 2 for such Well, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth on Exhibit A – Part 2 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 2 in the same or greater proportion as any increase in such Working Interest), and/or (iv) reduce the Section ATF Net Acres of Seller with respect to the Applicable Target Formation of any Section to an amount less than the Net Acres set forth on Exhibit F – Part 1 for such Applicable Target Formation of such Section;

(b)preferential rights to purchase and required consents to assignment and similar agreements, in each case, to the extent applicable to the transactions contemplated hereunder (and not to prior transfers or assignments of the Assets);

(c)liens for Taxes not yet due or delinquent;

(d)Customary Post-Closing Consents;

(e)conventional rights of reassignment to the extent not triggered prior to the Closing Date;

(f)[reserved];

(g)all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any right, power, franchise, grant, license or permit, including any waiver requirement with respect to the spacing of any current or future wells, well locations, well pads and related facilities;

(h)rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(i)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets for the purposes of Hydrocarbon development by a reasonable operator;

(j)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(k)liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due;

(l)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any such interest in the Assets;

(m)any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)unsubordinated mortgage liens burdening a lessor’s interest in the Assets, to the extent that such mortgages are not in default and do not encumber any mineral interest included in any drilling or spacing unit for a Well set forth on Exhibit A – Part 2, and subordinated mortgage liens burdening a lessor’s interest in the Assets;

(o)the terms and conditions of all Contracts set forth on Exhibit A – Part 4 if the net cumulative effect of such contracts and agreements does not (i) operate to reduce the Section ATF Net Revenue Interest of Seller with respect to an Applicable Target Formation of a Section to an amount less than 80%, (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 2 for such Well, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth on Exhibit A – Part 2 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 2 in the same or greater proportion as any increase in such Working Interest), (iv) reduce the Section ATF Net Acres of Seller with respect to the Applicable Target Formation of any Section to an amount less than the Net Acres set forth on Exhibit F – Part 1 for such Applicable Target Formation of such Section, and/or (v) materially interfere with the operation or use of any of the Assets for the purposes of Hydrocarbon development by a reasonable operator.

(p)property rights associated with any Third Party’s right to mine for coal;

(q)any matters referenced and set forth on Exhibit A – Part 1A, Exhibit A – Part 1B, Exhibit A – Part 2 or Exhibit F – Part 1, as applicable; and

(r)all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, neither individually nor in the aggregate (i) materially interfere with the operation or use of any of the Assets for the purposes of Hydrocarbon development by a reasonable operator, (ii) operate to reduce the Section ATF Net Revenue Interest of Seller with respect to an Applicable Target Formation of a Section to an amount less than 80%, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 2 for such Well, (iv) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth on Exhibit A – Part 2 for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 2 in the same or greater proportion as any increase in such Working Interest), and/or (v) reduce the Section ATF Net Acres of Seller with respect to the Applicable Target Formation of any Section to an amount less than the Net Acres set forth on Exhibit F – Part 1 for such Applicable Target Formation of such Section.

“Person” means any individual, corporation, partnership, association, trust, limited liability company, joint venture or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Personal Property” has the meaning set forth in Section 2.02(f).

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any sampling or testing activities.

“Pipeline Imbalance” means any imbalance between (a) the quantity of Hydrocarbons attributable to the Assets that are delivered by Seller to a counterparty under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and (b) the quantity of Hydrocarbons attributable to the Assets that are redelivered to Seller by such counterparty pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing thereunder (ignoring any such difference to the extent resulting from any Hydrocarbon retained by such counterparty as fuel or for Hydrocarbon losses pursuant to such Contract).

“Preferential Purchase Rights” has the meaning set forth in Section 6.01(n).

“Process” has the meaning set forth in Section 6.01(z).

“Properties” has the meaning set forth in Section 2.02(c).

“Purchase Price” has the meaning set forth in Section 3.01.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of all remedial, removal, response, construction, closure, disposal and/or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition reasonably available.

“Renew” and “Renewal” and “Renewed” have the meanings set forth in Section 4.08.

“Review Period” has the meaning set forth in Section 4.08(f)(iii).

“Section ATF Net Acres” means, as computed separately with respect to each Applicable Target Formation of a single Section, the aggregate number of Net Acres for such Applicable Target Formation in, without duplication, (a) the Leases described on Exhibit A – Part 1A as of the Execution Date (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases set forth on, or to be added on the Execution Date to, Exhibit A – Part 1A), plus (b) for purposes of Section 4.08(f)(iii), all Other Renewal Leases and New Interests conveyed to Buyer under Section 4.08, less (c) any and all Expiring Leases for which there is a corresponding Fully Renewed Lease or Partially Renewed Top Lease and any Other Expiring Leases, in each case, to the extent located within such Applicable Target Formation of such Section.

“Section ATF Net Revenue Interest” means, as computed separately with respect to each Applicable Target Formation of a single Section, the amount that is equal to (a) the sum of all Lease Section ATF Net Revenue Acres for such Section (including, without duplication, to the extent covering such Applicable Target Formation of such Section, all Leases described on Exhibit A – Part 1A as of the Execution Date (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases set forth on, or to be added on the Execution Date to, Exhibit A – Part 1A), and, for purposes of Section 4.08(f)(iii), all Other Renewal Leases and New Interests conveyed to Buyer under Section 4.08, but excluding any and all Expiring Leases for which there is a corresponding Fully Renewed Lease or Partially Renewed Top Lease and any Other Expiring Leases, divided by (b) the Section ATF Net Acres for such Section.

“Sections” means, collectively, the survey sections set forth on Exhibit F – Part 1 and, individually, any one of them.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” means, collectively, Seller, its Affiliates, and its and their respective members, owners, partners, shareholders, officers, board of directors and/or managers, employees, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“Seller Operated Assets” means all Wells, Personal Property and Assets described in Section 2.02(g) for which Seller is the operator and all other Assets associated therewith.

“Seller Renewable Lease” has the meaning set forth in Section 4.08(b)(iii).

“Seller Renewable Option Lease” has the meaning set forth in Section 4.08(b)(i).

“Seller Taxes” means (a) Income Taxes imposed by any applicable laws on Seller, and (b) Asset Taxes allocable to Seller pursuant to Section 14.01 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 9.02, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 14.01(c)).

“Special Warranty” has the meaning set forth in Section 4.02.

“Special Warranty Notice” or “Special Warranty Notices” has the meaning set forth in Section 4.03.

“Specified Representations” means the representations and warranties of Seller set forth in Sections 6.01(d), (g), (h), (i), (j), (k), (l), (m), (n), (p), (q), (r), (s), and (v).

“Status Report” has the meaning set forth in Section 4.08(e).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Survival Period” has the meaning set forth in Section 4.03.

“Suspense Funds” means all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests (including working interests, royalties, overriding royalties, and other similar interests) in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders, funds suspended for title and other defects, and for any other reason.

“Target Formations” means, collectively, the Meramec Formation, the Osage Formation, the Woodford Formation, the Bois d’Arc and the Lower Hunton Formation, and a “Target Formation” means any one of them.

“Target Log” means the gamma ray log of the Every #2-31 well, API# 35-017-22056 located in Canadian County, Oklahoma.

“Tax Allocation” has the meaning set forth in Section 3.04.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 12.11(b).

“Title Arbitrator” has the meaning set forth in Section 4.04(j)(i).

“Title Benefit” means, (a) with respect to each Well set forth on Exhibit A – Part 2, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Well on Exhibit A – Part 2 (but solely to the extent that the Title Benefit Amount with respect thereto exceeds the Title Defect Amount attributable to any accompanying increase in the Working Interest), or (ii) to decrease the Working Interest of Seller in any Well below that shown for such Well on Exhibit A – Part 2, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit A – Part 2 (but solely to the extent that the Title Benefit Amount with respect thereto exceeds the Title Defect Amount attributable to any accompanying reduction in the Net Revenue Interest), and (b) with respect to each Applicable Target Formation of a Section set forth on Exhibit F – Part 1, any right, circumstance or condition with respect to the Leases set forth on Exhibit A – Part 1A (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases) to the extent within such Section that operates to increase the Section ATF Net Acres of Seller with respect to such Applicable Target Formation of such Section above that shown for such Applicable Target Formation of such Section in Exhibit F – Part 1; provided, however, that subject to Buyer’s payment obligations under Section 4.08 and Section 4.10, and without limiting Seller’s rights to cure Title Defects or have the Purchase Price adjusted, in each case, under Section 4.08(f), no New Interest or Other Renewal Lease, and no payment of Extension Costs shall be deemed to constitute or give rise to a Title Benefit for any purposes under this Agreement.

“Title Benefit Amount” has the meaning set forth in Section 4.04(e).

“Title Benefit Notice” has the meaning set forth in Section 4.04(b).

“Title Benefit Property” has the meaning set forth in Section 4.04(b).

“Title Defect” means any Encumbrance or defect that causes Seller not to have Defensible Title in and to any of the Leases (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases) or Wells (or, for purposes of Section 4.08(f)(iii), any Other Renewal Lease or New Interest set forth on Exhibit A – Part 1B or in a Status Report); provided that the following shall not be considered Title Defects:

(a)defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(b)defects based on a gap in Seller’s chain of title in the applicable federal, state or county records or other records of a Governmental Authority, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice;

(c)defects based upon the failure to record any federal, state or Indian leases or any assignments of interests in such Leases, Other Renewal Leases or New Interests in any applicable county records, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such defect or irregularity;

(d)defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such defect;

(e)defects that have been cured by applicable Laws of limitations or prescription;

(f)any Encumbrance or loss of title resulting from Seller’s conduct of business required in order to be in compliance with this Agreement;

(g)defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents, in each case, to the extent applicable to the transactions contemplated hereunder (and not to prior transfers or assignments of the Assets);

(h)defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(i)defects arising from any prior oil and gas lease relating to the lands covered by a Lease, Other Renewal Lease or New Interest not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease, Other Renewal Lease, New Interest or Well;

(j)defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for five years or more, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such defect or irregularity;

(k)defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(l)defects based solely on (i) lack of information in Seller’s files, or (ii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(m)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(n)defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such defect or irregularity;

(o)(i) the expiration of a Lease by its terms (either with respect of the primary term thereof or as the term thereof was actually extended, if applicable, including by any extended term available by the exercise of any option to extend or any other applicable extensions) after June 30, 2017 or (ii) the expiration of an Expiring Lease that is Renewed in accordance with Section 4.08(b);

(p)defects or irregularities related to the lack of pooling or unitization clauses in any lease or instrument;

(q)defects or irregularities that would be accepted by a reasonably prudent buyer engaged in the business of owning and operating oil and gas properties in the region where the Properties are located, including the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest and the failure of Exhibit A – Part 1A or Exhibit A – Part 1B to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well;

(r)defects asserting a change in Working Interest, Net Revenue Interest, or Net Acres based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than Seller;

(s)defects or irregularities arising out of the lack of 100% consent by the applicable lessees or mineral owners with respect to any drilling within any pooled unit;

(t)defects based solely on references to an unrecorded document(s) to which neither Seller nor any of its Affiliates is a party, if such document is dated earlier than ten years prior to the Effective Time and is not in Seller’s files, unless Buyer provides affirmative evidence that the terms or existence of such document has or may result in a superior claim of title by a Third Party;

(u)such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(v)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any such interest in the Assets;

(w)defects or irregularities that are cured or for which there is a rebuttable presumption that such defects or irregularities have been cured, in each case, pursuant to the applicable title examination standards or applicable Law, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such defect or irregularity; and

(x)[reserved].

“Title Defect Amount” has the meaning set forth in Section 4.04(g).

“Title Defect Claim Date” means on or before 5:00 p.m. (Central Time) on November 14, 2016.

“Title Defect Notice” or “Title Defect Notices” has the meaning set forth in Section 4.04(a).

“Title Defect Property” has the meaning set forth in Section 4.04(a).

“Title Dispute Date” means on or before 5:00 p.m. (Central Time) on the date that is thirty (30) days after the expiration of the Cure Period.

“Transfer Taxes” has the meaning set forth in Section 14.02.

“Units” has the meaning set forth in Section 2.02(b).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.02(c).

“Woodford Formation” means the formation located in the geologic interval from the base of the Osage formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,843 feet on the Target Log, to the base of the Woodford formation, which is defined as the correlative stratigraphic equivalent to that point found at the measured depth of 7,924 feet on the Target Log, recognizing that actual depths will vary across the Lands.

“Working Interest” means, with respect to any Well set forth on Exhibit A – Part 2 (limited to any currently producing formations), means the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any Burdens.

Section 1.02Interpretation.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Article II
ASSETS

Section 2.01Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell to Buyer, the Assets.

Section 2.02Assets.  The term “Assets” means all of Seller’s right, title and interest in and to the following, less and except the Excluded Assets:

(a)all fee mineral interests, royalty interests, overriding royalty interests, other non-leasehold mineral interests, and all oil and gas leases of Seller (together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby), in each case, located in or covering any of the Lands, including those described on Exhibit A – Part 1A (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases added thereto on the Execution Date) and Exhibit A – Part 1B (Seller’s interest in such leases and other right, title and interest, the “Leases”);

(b)all rights and interests in, under or derived from all unitization agreements, joint operating agreements, spacing or pooling orders in effect with respect to any of the Leases and the units created thereby (such rights and interests of Seller, the “Units”);

(c)all wells located on the Leases or the Units, including the wells set forth on Exhibit A – Part 2, and in each case whether producing, non-producing or permanently or temporarily plugged and abandoned (“Wells”, together with the Leases and Units, the “Properties”), and all Hydrocarbons produced therefrom or allocated thereto or to any other Properties from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time);

(d)all surface fee interests and, to the extent that they may be assigned, all permits, licenses, servitudes, surface leases, surface use rights, easements and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the Properties, Personal Properties or Assets described in Section 2.02(g), including those listed on Exhibit A – Part 3;

(e)to the extent that they may be assigned, all contracts and agreements to which Seller is a party or is bound insofar as such contracts and agreements relate to the ownership or operation of the Properties and will be binding on Buyer after Closing, including those listed on Exhibit A – Part 4 (the “Contracts”);

(f)all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, attributable to or used in connection with the Wells, including manifolds, flowlines, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, pads, structures, materials and other items primarily used or held for use in the operation thereof (collectively, the “Personal Property”);

(g)all pipelines, gathering and processing systems and other midstream infrastructure and equipment, in each case, primarily used or held for use in connection with the ownership or operation of any of the Properties or the gathering, processing or transportation of Hydrocarbons therefrom, including those described on Exhibit A – Part 5;

(h)all Imbalances relating to the Assets;

(i)copies of the following, to the extent primarily relating to Seller’s ownership and operation of the Assets and in Seller’s or its Affiliates’ possession: all records and data primarily relating to Seller’s ownership and operation of the Assets, including all non-interpretative geological and geophysical data and information; all land files; all title records; title opinions; well logs; well tests; well files; directional surveys; production and accounting records reflecting current ownership decks, division of interest files, Working Interest owner name and address decks and revenue and joint interest billing account information; Asset Tax records; all Contracts; and all files regarding the Contracts and related files (collectively, “Files”);

(j)to the extent assignable, all claims, indemnities, warranties, audit rights and causes of action (including claims for adjustments and refunds), in each case, against Third Parties, to the extent attributable to (i) the Assets insofar as initially accruing from and after the Effective Time and/or (ii) any of the Assumed Obligations; and

(k)all accounts receivable for which the Purchase Price is adjusted pursuant to Section 9.02(b)(ix), and all claims, causes of action, and rights under liens related thereto.

Section 2.03Excluded Assets.  The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets.  The “Excluded Assets” means:

(a)all of Seller’s corporate minute books, financial and Tax records and other business records that relate to Seller’s business generally;

(b)to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller, in each case, attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c)any and all claims of Seller for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes allocable to Seller pursuant to Section 14.01, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any period (or portion thereof) prior to the Effective Time;

(d)all rights and interests of Seller (i) under any policy or agreement of insurance or (except to the extent relating to any Assumed Obligation) indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)Seller’s rights with respect to all Hydrocarbons produced from the Assets with respect to all periods prior to the Effective Time (other than Hydrocarbons in storage for which there is a Purchase Price adjustment pursuant to Section 9.02(b)(iii));

(f)all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(g)all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, smartphones, tablets and other mobility devices, and any other information technology systems;

(h)all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(i)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions);

(k)all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;

(l)to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all audit rights of Seller arising under any of the Contracts or otherwise that are with respect to (i) any period prior to the Effective Time or (ii) any of the Excluded Assets;

(m)all interpretative geophysical and other interpretative seismic and technical data relating to the Assets (including all analyses thereof);

(n)documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers of the Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and/or any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(o)all amounts paid by any Person to Seller or its Affiliates as overhead for periods of time accruing prior to Closing under any joint operating agreements burdening the Assets;

(p)any offices, office leases and any personal property located in or on such offices or office leases, in each case, that would otherwise be included in the definition of “Assets” without this Section 2.03(p);

(q)any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(r)any debt instruments of Seller, including any and all obligations for borrowed money, obligations for deferred purchase price, carry obligations (except to the extent contained within a Contract listed on Exhibit A – Part 4 and, for the avoidance of doubt, excluding the effects of any forced pooling or non-consent elections) or other similar liabilities, including any guarantees or endorsements of any of the foregoing;

(s)all personnel files and records of Seller;

(t)any assets described in Section 2.02(d) or Section 2.02(e) that are not assignable;

(u)any assets, properties and matters described on Exhibit B; and

(v)any other assets, properties and matters expressly excluded under the terms of this Agreement.

Section 2.04Revenues and Expenses.

(a)Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time, and shall remain responsible for all Excluded Expenses whenever arising. Subject to the provisions hereof, from and after the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.04.

(b)After the Parties’ agreement upon the Final Settlement Statement and subject to Section 9.02(f), except to the extent constituting part of the Assumed Obligations or Designated Liabilities (subject to the limitations in Section 12.09), (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes, Income Taxes or Transfer Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iii) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes, Income Taxes or Transfer Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof hereunder.

(c)Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.04 against amounts owing by the second Party to the first Party pursuant to this Section 2.04, but not otherwise.

Section 2.05Defect Escrow.  At the Closing, if applicable, Buyer shall deposit, out of the unadjusted Purchase Price and into a separate subaccount of the Escrow Post-Closing Account (the “Defect Escrow Account”), an amount equal to the Defect Escrow Amount.  For purposes of this Agreement, the “Defect Escrow Amount” shall mean (i) the aggregate amount of Title Defect Amounts asserted by Buyer in good faith with respect to all uncured Title Defects that were properly asserted by Buyer pursuant to Section 4.04(a) and that Seller has elected to cure after Closing (including those it has elected to retain under the proviso in Section 4.04(d)), or are the subject of a Disputed Title Matter, plus (ii) the Remediation Amounts asserted by Buyer in good faith for all uncured Environmental Defects that were properly asserted by Buyer pursuant to Section 5.01(a) and that Seller has elected to cure or are the subject of a Disputed Environmental Matter, in each case, after application of the Individual Title Defect Threshold, the Individual Environmental Threshold, and (without duplication of the application thereof) the Aggregate Deductible, less (iii)  the aggregate amount of Title Benefit Amounts asserted by Seller in good faith with respect to all Title Benefits that were properly asserted by Seller pursuant to Section 4.04(b) and that are the subject of a Disputed Title Matter; provided that the Defect Escrow Account shall not include any amounts associated with any Expiring Lease of which the Allocated Value is included in the Non-Extended Lease Amount.  The Defect Escrow Amount shall be released from time to time to the Party entitled to such amount as determined pursuant to this Agreement, and the Parties shall jointly instruct the Escrow Post-Closing Agent accordingly.  Subject to the Parties’ rights under Section 4.04(j) and Section 5.01(f), to the extent a Title Defect or Environmental Defect is cured within the Cure Period and the Title Defect Amount or Remediation Amount, as applicable, for such Title Defect or Environmental Defect is part of the Defect Escrow Amount, then such Title Defect Amount or Remediation Amount to the extent corresponding to such cure shall be released to Seller.  Subject to the Parties’ rights under Section 4.04(j) and Section 5.01(f), to the extent a Title Defect or Environmental Defect is not cured within the Cure Period and the Title Defect Amount or Remediation Amount, as applicable, for such Title Defect or Environmental Defect is part of the Defect Escrow Amount, then such Title Defect Amount or Remediation Amount to the extent corresponding to such failure to cure shall be released to Buyer.  Any amount to be released in connection with the foregoing shall first be satisfied out of the balance of the Defect Escrow Amount remaining in the Defect Escrow Account, and, then, if applicable, the owing Party shall pay to the owed Party any outstanding amounts.

Article III
CONSIDERATION

Section 3.01Purchase Price.  The consideration for (a) the purchase, sale and assignment of the Assets by Seller to Buyer and (b) the assumption by Buyer of the Assumed Obligations is an amount equal to Seventy One Million and No/100ths Dollars ($71,000,000.00) (the “Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).  The Adjusted Purchase Price as determined at Closing, less the sum of (i) the Deposit, (ii) the Non-Extended Lease Amount (if any), (iii) the Escrowed Operations Bonus (if any), and (iv) the Defect Escrow Amount (if any), shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer in immediately available funds to the account of Seller as designated by Seller to Buyer in the Closing Statement.  The (i) the Non-Extended Lease Amount (if any), (ii) the Escrowed Operations Bonus (if any), and (iii) the Defect Escrow Amount (if any) each shall be paid at Closing by Buyer into separate subaccounts of the Escrow Post-Closing Account pursuant to Section 9.04(c).

Section 3.02Deposit.  Each Party shall, and shall use its commercially reasonable efforts to cause the Escrow Pre-Closing Agent to, execute and deliver the Escrow Pre-Closing Agreement no later than one (1) Business Day after the execution of this Agreement, and upon execution thereof, Buyer shall, as promptly as reasonably possible, deposit by wire transfer in same day funds with the Escrow Pre-Closing Agent the sum of Seven Million One Hundred Thousand and No/100ths Dollars ($7,100,000.00), representing ten percent (10%) of the Purchase Price (such amount, including any interest earned thereon, the “Deposit”).  If Closing occurs, the Deposit shall be applied as a credit toward the Adjusted Purchase Price as determined pursuant to Section 9.02 for the Closing and the Parties shall execute a joint instruction letter pursuant to the Escrow Pre-Closing Agreement to release the Deposit (plus any interest earned thereon) to Seller. Otherwise the Deposit shall be handled in accordance with Section 11.02.

Section 3.03Allocated Values.  Buyer and Seller agree that the unadjusted Purchase Price (minus the Contingent Payment) is allocated among the Assets in the amounts set forth in Exhibit A – Part 2 and Exhibit F – Part 1.  The “Allocated Value” for any Well or Section (with respect to an Applicable Target Formation) equals the portion of the unadjusted Purchase Price allocated to such Well on Exhibit A – Part 2 or to such Section (with respect to such Applicable Target Formation) on Exhibit F – Part 1, as applicable.  The “Allocated Value” for the Applicable Target Formation in any Lease (including Seller Renewable Option Leases, Buyer Renewable Option Leases, Fully Renewed Leases and Partially Renewed Top Leases), Other Renewal Lease or New Interest, to the extent within a single Section, equals (a) the per Net Acre allocated value for such Applicable Target Formation in such Section as set forth on Exhibit F – Part 1, multiplied by (b) the total number of Net Acres of such Lease, Other Renewal Lease or New Interest covered by such Applicable Target Formation in such Section; provided that if any Lease, Other Renewal Lease or New Interest encompasses multiple Sections with different per Net Acre allocated values, a separate calculation shall be done for each such Section as if it were a separate Lease, Other Renewal Lease or New Interest.  Allocated Values determined in accordance with this Section 3.03 shall be used in calculating adjustments to the Purchase Price as provided herein.

Section 3.04Purchase Price Tax Allocation.  Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable U.S. federal income tax Law, in a manner consistent with the Allocated Values within sixty (60) days after the Closing Date (the “Tax Allocation”).  If Seller and Buyer reach an agreement with respect to the Tax Allocation, (a) the Parties shall use commercially reasonable efforts to update the Tax Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (b) Seller and Buyer shall, and shall cause their respective Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns (including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code), and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Section 3.05Imbalances.  If, prior to Closing, the Imbalances set forth on Schedule 6.01(o) change or, prior to the date the final adjustments to the Purchase Price are determined as provided in Section 9.02(e) or Section 9.02(g), as applicable, either Party discovers an error in the Imbalances set forth in Schedule 6.01(o), then the Purchase Price shall be further adjusted pursuant to Section 9.02(b)(vi), Section 9.02(b)(vii), Section 9.02(c)(vi) or

Section 9.02(c)(vii), as applicable, and Schedule 6.01(o) will be deemed amended immediately to reflect the Imbalances for which the  Purchase Price is so adjusted.

Article IV
TITLE MATTERS

Section 4.01General Disclaimer of Title Warranties and Representations.  Except for the Special Warranty set forth in the Assignments and without limiting Buyer’s remedies for Title Defects set forth in this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to Seller’s title to any of the Assets (a) before Closing, shall be as set forth in Section 4.04(d) and (b) from and after Closing, shall be pursuant to the Special Warranty of title set forth in the Assignments.  For the avoidance of doubt, none of the terms of this Article IV shall be deemed to, in any way, limit the representations and warranties set forth in Section 6.01(d), Section 6.01(g), Section 6.01(n), Section 6.01(p), Section 6.01(q)(vi), and Section 6.01(r), or Buyer’s rights with respect to the closing condition in Section 8.02(a) and its right to indemnification under Section 12.04(a) with respect to any breaches thereof.

Section 4.02Special Warranty.  If the Closing occurs, then the Assignments shall contain a special warranty of title effective as of the Closing Date, whereby Seller shall, until the end of the Survival Period, warrant Defensible Title to the Wells and Leases, against every Person whomsoever lawfully claiming the same or any part thereof by, through or under Seller or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with this Section 4.02 and the Assignments before the expiration of the Survival Period for breach of the Special Warranty, the Special Warranty shall cease and terminate at the end of the Survival Period.  The Special Warranty shall be subject to the limitations and provisions of Section 4.03.

Section 4.03Recovery on Special Warranty.  Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 p.m. (Central Time) on the second anniversary of the Closing Date (the “Survival Period”), Buyer shall be entitled to furnish Seller written claim notices meeting the requirements of Section 4.04(a) setting forth any and all matters discovered by Buyer and for which Buyer intends to assert as a breach of Seller’s Special Warranty (collectively the “Special Warranty Notices” and individually a “Special Warranty Notice”).  Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 4.03.  Buyer shall, at no out-of-pocket cost that is not reimbursed by Seller, reasonably cooperate with any attempt by Seller to cure any such breach.  For purposes of the Special Warranty, the value of the Wells and/or Leases set forth on Exhibit A – Part 1A, Exhibit A – Part 1B or Exhibit A – Part 2, as applicable, shall be deemed to be the Allocated Value thereof, as may be adjusted herein.  Buyer’s recovery on the Special Warranty shall (subject to the last sentence of this Section 4.03) be limited to an amount (without any interest accruing thereon) equal to the reduction to the Purchase Price to which Buyer would have been entitled (subject to both Individual Title Defect Threshold and Aggregate Deductible) had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Title Defect Claim Date pursuant to Section 4.04, and in no event shall that recovery exceed the Allocated Value of the affected Asset (taking into account of any other reduction, without duplication, under other provisions of this Agreement).  Buyer shall not be entitled to recover any amount for any breach of the Special Warranty to the extent that the Purchase Price is or has been reduced for the same Title Defect pursuant to Section 4.04(d).  For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of the Special Warranty that Buyer fails to validly assert by a Special Warranty Notice given to Seller before the expiration of the Survival Period.

Section 4.04Notice of Title Defects; Defect Adjustments.

(a)Title Defect Notices.  On or before the Title Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 4.04(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 4.04(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject to the Special Warranty, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Lease or Well (including the legal description of such Well and the Leases applicable to such Well), or portion thereof, affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents in the possession or control of Buyer or its Affiliates reasonably necessary for Seller to verify the existence of the alleged Title Defect, (iv) Buyer’s preferred manner of curing such Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes to be the Title Defect Amount for such Title Defect and the computations upon which Buyer’s belief is based, in each case, in accordance with Section 4.04(g); provided, that substantial compliance with clause (iii) by the Title Defect Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii).  Notwithstanding the foregoing, any alleged failure to comply with this Section 4.04(a) shall not cause any Title Defect Notice to be invalid or any Title Defect to be waived, if the defect notice is substantially in compliance with each of the requirements in clauses (i)-(v) above and is reasonably sufficient to provide notice to Seller of the existence and nature of the alleged Title Defect. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Defect Claim Date; provided, however, under no circumstances will any failure by Buyer to comply with the foregoing in this sentence be deemed a material breach of this Agreement or constitute a waiver by Buyer (or give rise to any defense on the part of Seller to) any rights or remedies of Buyer in this Agreement in respect of any Title Defects.

(b)Title Benefit Notices.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Well or Lease (including the legal description of such Well and the Leases applicable to such Well), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) supporting documents in the possession or control of Seller or its Affiliates reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (iii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, and the computations upon which Seller’s belief is based, in each case, in accordance with Section 4.04(h); provided, that substantial compliance with clause (ii) by the Title Defect Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (ii).  Notwithstanding the foregoing, any alleged failure to comply with this Section 4.04(b) shall not cause any Title Benefit Notice to be invalid or any Title Benefit to be waived, if the benefit notice is substantially in compliance with each of the requirements in clauses (i)-(iii) above and is reasonably sufficient to provide notice to Buyer of the existence and nature of the alleged Title Benefit. Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a properly delivered Title Benefit Notice received by Buyer on or before the Title Defect Claim Date.  For the avoidance of doubt, this Section 4.04(b) shall not apply to any Other Renewal Lease or New Interest, which are separately addressed in Section 4.08 and Section 4.10.

(c)Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Title Defects of which it has been advised by Buyer at any time prior to sixty (60) days after the Closing Date (the “Cure Period”) provided, however, that if after the diligent pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the applicable Cure Period with respect to such Title Defect shall be extended until the earliest of (i) the completion of such quiet title or similar proceeding with respect thereto so long as Seller, at its sole cost and expense, diligently pursues such proceeding and actively progresses the same, (ii) sixty (60) days prior to the expiration date of the applicable Lease, and (iii) June 30, 2017.  Such extension shall be available notwithstanding Seller’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Seller’s initial attempt to cure such Title Defect was diligently pursued and Seller initiates the quiet title or similar proceeding on or before the end of the initial Cure Period and diligently pursues such proceeding.  During the period of time from Closing to the expiration of the Cure Period, Buyer shall afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Files in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects.  Subject to Section 2.05, no reduction shall be made to the Purchase Price at the Closing with respect to any Title Defect for which Seller has provided notice to Buyer prior to the Closing Date that Seller intends to attempt to cure during the Cure Period.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.04(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to Seller’s right to cure pursuant to Section 4.04(c) and the rights of the Parties to terminate this Agreement pursuant to Section 11.01(b), in the event that any Title Defect timely and validly asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured prior to the Closing to Buyer’s reasonable satisfaction, and not the subject of a Disputed Title Matter, (i) with respect to any such Title Defect Seller has not elected to cure after the Closing, then at Closing, and (ii) with respect to any such Title Defect Seller has elected to cure after the Closing to the extent not cured by Seller or waived by Buyer, then at the expiration of the Cure Period, subject to the Individual Title Defect Threshold and the Aggregate Deductible, the Purchase Price shall be reduced by the Title Defect Amount determined pursuant to Section 4.04(g) or Section 4.04(j); provided, however, if the aggregate Title Defect Amounts attributable to all asserted Title Defects affecting a given Asset equals the Allocated Value of such Asset and Seller has elected to cure such Title Defects after the Closing, Seller shall have the option, exercisable in its sole direction at any time prior to Closing, to retain the entirety of such Asset from the Assets conveyed to Buyer at Closing (in which case, the Purchase Price shall not be reduced until the final assignment or exclusion of such Asset upon the expiration of the Cure Period), and at the expiration of the Cure Period, Seller may make an election to either (1) convey any Asset so excluded to Buyer, in which case such Assets shall be conveyed to Buyer at such time and the Purchase Price shall be reduced by the Title Defect Amounts determined pursuant to Section 4.04(g) or Section 4.04(j), subject to Section 2.05 with respect to any remaining Disputed Title Matters with respect to such Asset and taking into consideration any asserted Title Defects cured by Seller to Buyer’s reasonable satisfaction on or before the expiration of the Cure Period, or (2) permanently exclude such Asset, in which case, at such time the Purchase Price shall be reduced by the full Allocated Value of such Asset and the Parties will jointly instruct the Escrow Post-Closing Agent to release such amount to Buyer from the Defect Escrow Account.

(e)Remedies for Title Benefits.  With respect to each Title Benefit reported under and in accordance with Section 4.04(a) or Section 4.04(b), the aggregate adjustment under Section 4.04 for all Title Defect Amounts shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 4.04(h) or Section 4.04(j), provided that (i) such Title Benefit Amount exceeds an amount equal to the Individual Title Defect Threshold and (ii) there shall be no upward adjustment to the Purchase Price if the aggregate of all such Title Benefits Amounts meeting the qualification in the foregoing clause (i) exceeds such aggregate adjustment for Title Defect Amounts.

(f)Exclusive Remedy.  Except for Buyer’s rights under Seller’s Special Warranty set forth in the Assignments and Buyer’s right to terminate this Agreement pursuant to Section 11.01(b), the provisions set forth in Section 4.04(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(g)Title Defect Amount.  The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i)if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)if the Title Defect represents a discrepancy between (A) Seller’s actual Section ATF Net Revenue Interest for any Applicable Target Formation in a Section and (B) eighty percent (80%), then the Title Defect Amount shall be the product of the aggregate Allocated Value of such Applicable Target Formation in such Section multiplied by a fraction, the numerator of which is eighty percent (80%) less the Section ATF Net Revenue Interest to which Seller is actually entitled and the denominator of which is eighty percent (80%);

(iv)if the Title Defect represents a discrepancy between (A) Seller’s actual Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth for such Well on Exhibit A – Part 2 (and Seller’s Working Interest in such Well has decreased proportionately), then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the Net Revenue Interest set forth for such Well on Exhibit A – Part 2 less the Net Revenue Interests to which Seller is actually entitled and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit A – Part 2;

(v)if the Title Defect represents a discrepancy between (A) Seller’s actual Section ATF Net Acres within a Section with respect to an Applicable Target Formation and (B) the Section ATF Net Acres set forth on Exhibit F – Part 1 with respect to such Applicable Target Formation for such Section, then the Title Defect Amount shall be the product of the aggregate Allocated Value of such Section with respect to such Applicable Target Formation multiplied by a fraction, the numerator of which is the Section ATF Net Acres set forth for such Section on Exhibit F – Part 1 with respect to such Applicable Target Formation less the Section ATF Net Acres for such Section to which Seller is actually entitled with respect to such Applicable Target Formation and the denominator of which is the Section ATF Net Acres set forth for such Section on Exhibit F – Part 1 with respect to such Applicable Target Formation;

(vi)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that the Title Defect Amount shall not be greater than the Allocated Value of the Title Defect Property;

(vii)the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii)notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)if Buyer and Seller agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)[reserved];

(iii)if the Title Benefit represents a discrepancy between (A) Seller’s actual Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth for such Well on Exhibit A – Part 2 (and Seller’s Working Interest in such Well has increased proportionately), then the Title Benefit Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the Net Revenue Interest to which Seller is actually entitled less the Net Revenue Interest set forth for such Well on Exhibit A – Part 2  and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit A – Part 2;

(iv)if the Title Benefit represents a discrepancy between (A) Seller’s actual Section ATF Net Acres within a Section with respect to an Applicable Target Formation and (B) the Section ATF Net Acres set forth on Exhibit F – Part 1 with respect to such Applicable Target Formation for such Section, then the Title Benefit Amount shall be the product of the aggregate Allocated Value of such Section with respect to such Applicable Target Formation multiplied by a fraction, the numerator of which is the Section ATF Net Acres for such Section to which Seller is actually entitled with respect to such Applicable Target Formation less the Section ATF Net Acres set forth for such Section on Exhibit F – Part 1 with respect to such Applicable Target Formation and the denominator of which is the Section ATF Net Acres set forth for such Section on Exhibit F – Part 1 with respect to such Applicable Target Formation; and

(v)if the Title Benefit is of a type not described above (including the circumstances where a Title Benefit affects a portion, but not the entirety of any Lease (or any tract thereof, if applicable) or Well), then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)Title Defect Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller under this Section 4.04 or under the Special Warranty set forth in the Assignments for any individual Title Defect with respect to a Section or a Well (together with other Title Defects affecting such Section or Well) for which the Title Defect Amount for the aggregate of the Title Defects affecting (A) the Leases within such Section or (B) affecting such Well, as applicable, does not exceed fifty thousand Dollars ($50,000) (the “Individual Title Defect Threshold”) and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to Assets subject to Environmental Defects that are retained by Seller or excluded by Buyer, in each case, pursuant to the provisos in Section 5.01(c) and any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

(j)Title Dispute Resolution.

(i)Seller and Buyer shall attempt to agree in writing prior to Closing or the Title Dispute Date, as applicable, on matters regarding (A) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts and (B) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Disputed Title Matters”).  If Seller and Buyer are unable to agree in writing by Closing (or by the Title Dispute Date if Seller elects to attempt to cure an alleged Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved after Closing pursuant to this Section 4.04(j).  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties or Title Benefit Properties, as applicable, are located, in each case as selected by the mutual written agreement of Buyer and Seller within fifteen (15) days after Closing or the Title Dispute Date, as applicable (the “Title Arbitrator”).  If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 4.04(j), the Case Management Center of the AAA located in Dallas, Texas shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.

(ii)The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 4.04(j).  Each of Buyer and Seller shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, a single written statement of its proposed resolution of the applicable Disputed Title Matter no later than twenty (20) Business Days after the appointment of the Title Arbitrator pursuant to this Section 4.04(j).  The proposed resolution of the applicable Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the applicable Disputed Title Matter.  The Title Arbitrator’s determination shall be made within thirty (30) days after submission of Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal. In making his or her determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 4.04(g) and Section 4.04(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination.  The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or a lesser amount than that set forth in Seller’s statement submitted to the Title Arbitrator, and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount set forth in the applicable Title Benefit Notice or a lesser amount than that set forth in Buyer’s statement submitted to the Title Arbitrator. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matters submitted by either Party, shall not have the powers of an arbitrator, and the Title Arbitrator may not award legal fees, damages, interest or penalties to either Party with respect to any matter. The costs and expenses of the Title Arbitrator shall be borne equally by the Parties (fifty percent (50%) by each of Buyer and Seller) and each Party shall be responsible for its own legal costs and other expenses incurred by the Parties in connection with the arbitration.

(iii)To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 9.02, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Disputed Title Matter, and, subject to Section 4.04(i), the amount, if any, so awarded to a Party shall first be satisfied out of the balance of the Defect Escrow Amount remaining in the Defect Escrow Account, and, then, if applicable, the owing Party shall pay to the owed Party any outstanding awarded amounts.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 4.04(j) or any election by Seller to cure a Title Defect, and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing (and, subject to the other terms of this Agreement, the affected Properties shall be assigned to Buyer at Closing), the terms of Section 2.05 shall apply with respect thereto, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 9.02 or this Section 4.04(j).

Section 4.05Casualty or Condemnation Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)If, after the Effective Time but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Seller may, at its sole discretion, make an election by written notice to Buyer prior to Closing either (i) to exclude and retain the Assets affected by such Casualty Loss from Closing, in which event the Purchase Price shall be adjusted downward at Closing by an amount equal to the aggregate Allocated Value of the affected Assets, (ii) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Sellers’ sole cost and expense, prior to the Closing Date, or (iii) to reduce the Purchase Price at Closing by the lesser of the amount of such Casualty Loss or the aggregate Allocated Value of the affected Properties; provided that, in any event, Seller shall retain all sums actually paid to Seller by Third Parties by reason of any Casualty Loss and shall retain all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of such Casualty Loss, including all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.

Section 4.06Preferential Purchase Rights.

(a)With respect to each Preferential Purchase Right set forth in Schedule 6.01(n), not later than five (5) Business Days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 6.01(n) but is discovered by either Party after the Execution Date and before the Title Defect

Claim Date, not later than five (5) Business Days after Seller’s discovery or receipt of notice thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right, requesting a waiver of such Preferential Purchase Right.

(b)If, prior to the Title Defect Claim Date, any holder of a Preferential Purchase Right notifies Seller that such holder intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded.  Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to the Title Defect Claim Date.  If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but no later than ninety (90) days following the Closing Date, (i) Seller shall so notify Buyer, (ii) Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), subject to any applicable adjustments thereto pursuant to Section 9.02 and (iii) Seller shall concurrently assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.  If, as of the Title Defect Claim Date, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be included in the Assets to be assigned to Buyer at Closing, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.

(c)All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to the Title Defect Claim Date, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

Section 4.07Consents to Assign.

(a)With respect to each Consent set forth in Schedule 6.01(d), Seller, not later than five (5) Business Days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Title Defect Claim Date, not later than five (5) Business Days after Seller’s discovery or receipt of notice thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(b)If a Consent set forth in Schedule 6.01(d) (or any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Closing) is not obtained prior to the Closing Date and the failure to obtain such Consent would cause (i) the assignment of the Assets affected thereby to Buyer to be void or voidable or (ii) the termination of a Lease or a Contract under the express terms thereof (or give the holder of such Consent right the right to terminate such Lease or Contract) or (iii) a payment obligation to be owing pursuant to the express terms of the applicable Lease or Contract, then, in each case, (1) the Asset (or portion thereof) affected by such un-obtained Consent shall be withheld from the Assets to be assigned to Buyer at Closing, (2) the Purchase Price shall be reduced at the Closing in respect of such un-obtained Consent by an amount equal to the Allocated Value of the Asset so excluded, and (3) the Parties shall cooperate with each other from and after the Closing, at no material out-of-pocket cost to either Party, to attempt to obtain such Consent.  In the event that any such Consent (with respect to an Asset excluded pursuant to this Section 4.07(b)) that was not obtained prior to the Closing Date is obtained within ninety (90) days following the Closing Date, then, within ten (10) Business Days after such Consent is obtained, (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), subject to any applicable adjustments thereto pursuant to Section 9.02, and (y) Seller shall concurrently assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(c)If a Consent set forth in Schedule 6.01(d) (or any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Closing), in each case, that is not of the type described in the initial sentence of Section 4.07(b) is not obtained prior to the Closing Date, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(d)Prior to the Closing, Seller and Buyer shall use their respective commercially reasonable efforts to obtain all Consents listed in Schedule 6.01(d) (and any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Title Defect Claim Date); provided, however, that neither Party shall be required to incur any Liability or pay any money to the holder of such Consent in order to obtain any such Consent.  Subject to the foregoing, Buyer shall provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

Section 4.08Option Leases; Renewal Leases.

(a)At Closing, Buyer shall deposit the Non-Extended Lease Amount in a separate subaccount of the Escrow Post-Closing Account (the “Expiring Lease Escrow Account”) as provided in Section 9.04(c), and Seller shall retain all Other Expiring

Leases listed on Exhibit H (and, for clarity, all Seller Renewable Option Leases, Buyer Renewable Option Leases, Seller Renewable Leases and Buyer Renewable Top Leases shall be conveyed to Buyer at Closing), and such Other Expiring Leases on Exhibit H shall be excluded from the Assets conveyed to Buyer at Closing and included as Excluded Assets in the Assignment delivered at Closing, subject to the remainder of this Section 4.08.

(b)Renewals.

(i)Seller Renewable Option Leases.  With respect to each Expiring Lease set forth on Exhibit G – Part 1, which lease contains an exercisable extension option to extend the primary term thereof beyond June 30, 2017 and which option payment is due between the Effective Time and December 31, 2016 (a “Seller Renewable Option Lease”), Seller shall Renew such Seller Renewable Option Lease prior to October 24, 2016.  A Seller Renewable Option Lease shall be deemed to have been “Renewed” (with “Renewal” and “Renew” having the meaning correlative thereto) if (1) payment of the option payment provided for therein extends the term of such Lease to at least the extension date set forth on Exhibit G – Part 1, and prior to October 24, 2016, the expiration of such Lease, and the due date thereof, Seller tenders to the applicable lessor(s) an automatic extension payment, or an option exercise notice and payment in accordance with the terms thereof, and (2) Seller delivers to Buyer, on or before October 28, 2016, (I) documentation evidencing that such automatic extension payment, or option exercise notice and payment, with respect to each such Seller Renewable Option Lease was timely tendered to the applicable lessor, and (II) a copy of an Affidavit of Lease Extension or Affidavit of Option Exercise, as applicable, for such Seller Renewable Option Lease.  The Allocated Values of Seller Renewable Option Leases (subject to Buyer’s confirmation that such Leases were Renewed, which confirmation shall not be unreasonably withheld or delayed) shall not be included in the Non-Extended Lease Amount and shall be included in the Purchase Price paid at the Closing (subject to any adjustments permitted under Section 9.02(b), Section 9.02(c), Article IV and Article V).

(ii)Buyer Renewable Option Lease.  With respect to each Expiring Lease set forth on Exhibit G – Part 2, which lease contains an exercisable extension option to extend the primary term thereof beyond June 30, 2017 and which option payment is due after December 31, 2016 (a “Buyer Renewable Option Lease” and together with Seller Renewable Options Leases, collectively, the “Option Leases”), subject to Buyer’s confirmation of the foregoing (which confirmation shall not be unreasonably withheld or delayed), (1) Seller shall not make any Extension Cost payments for such Buyer Renewable Option Lease (subject to Section 4.08(d)(i)(A) below), (2) each such Buyer Renewable Option Lease shall be deemed Renewed, and (3) the Allocated Values of such Buyer Renewable Option Leases shall not be included in the Non-Extended Lease Amount and shall be included in the Purchase Price paid at the Closing (subject to any adjustments permitted under Section 9.02(b), Section 9.02(c), Article IV and Article V).

(iii)Seller Renewable Leases.  With respect to each Expiring Lease set forth on Exhibit G – Part 3 (a “Seller Renewable Lease”), Seller shall have, prior to the Execution Date, obtained a top lease or a new lease that is an Approved Lease covering all or a portion of the leasehold interest covered by the Seller Renewable Lease (each such lease or top lease as set forth on Exhibit G – Part 3A, the “Fully Renewed Leases”).  A Seller Renewable Lease shall be deemed to have been Renewed if (1) Seller obtains a Fully Renewed Lease for such Seller Renewable Lease, (2) if such Fully Renewed Lease is a top lease, then, prior to October 24, 2016, Seller makes both the initial top lease payment and any applicable additional top lease payment(s) for such Fully Renewed Lease, and (3) Seller delivers to Buyer on or before October 28, 2016, (I) documentation evidencing all top lease payments or renewal lease payments with respect to such Fully Renewed Lease, as applicable, were timely tendered to the applicable lessor(s), and (II) a copy of such Fully Renewed Lease and a lease purchase report (if applicable).  Subject to Buyer’s confirmation of Renewal as to each Seller Renewable Lease (which confirmation shall not be unreasonably withheld or delayed), (A) the Allocated Values of such Seller Renewable Leases shall not be included in the Non-Extended Lease Amount and shall be included in the Purchase Price paid at Closing, unless (x) the Allocated Value of a Seller Renewable Lease exceeds the Allocated Value of its corresponding Fully Renewed Lease, in which case the Allocated Value attributable to the Fully Renewed Lease (instead of the Allocated Value of such Seller Renewable Lease) shall be included in the Purchase Price paid at the Closing and the Purchase Price shall be adjusted downward accordingly in the amount of such excess (in each case, subject to, without duplication, any further adjustments permitted under Section 9.02(b), Section 9.02(c), Article IV and Article V), or (y) the Allocated Value of a Fully Renewed Lease exceeds the Allocated Value of its corresponding Seller Renewable Lease, in which case the Allocated Value attributable to the Seller Renewable Lease (instead of the Allocated Value of such Fully Renewed Lease) shall be included in the Purchase Price paid at the Closing and the portion of the Fully Renewed Lease corresponding to such Allocated Value excess shall be treated as if such portion were a New Interest set forth on Exhibit A – Part 1B for all purposes, including under Section 4.08(f)(iii) and Section 4.10, and (B) on the Execution Date, without further action of the Parties, Exhibit A – Part 1A shall be deemed to be amended by deleting all such Seller Renewable Leases and adding all such Fully Renewed Leases and Exhibit F – Part 1 shall be deemed to be amended accordingly.

(iv)Buyer Renewable Top Leases.  With respect to each Expiring Lease set forth on Exhibit G – Part 4 (a “Buyer Renewable Top Lease”), Seller shall have, prior to the Execution Date, obtained a top lease that is an Approved Lease covering all or a portion of the leasehold interest covered by the Buyer Renewable Top Lease (each such top lease set forth on Exhibit G – Part 4A, the “Partially Renewed Top Leases”). Seller shall not make any additional Extension Cost payments for such Partially Renewed Top Lease other than the initial top lease payment Extension Costs set forth on Exhibit G – Part 4.  A Buyer Renewable Top Lease shall be deemed to have been Renewed if (1) Seller obtains a Partially Renewed Top Lease for such Buyer Renewable Top Lease, (2) prior to October 24, 2016, Seller makes payments for the respective initial top lease payment Extension Costs set forth on Exhibit G – Part 4, and (3) Seller delivers to Buyer on or before October 28, 2016, (I) documentation evidencing that such initial top lease payment Extension Costs with respect to such Partially Renewed Top Lease were timely tendered to the applicable lessor(s), and (II) a copy of such Partially Renewed Top Lease.  Subject to Section 4.08(d)(i)(C) below, Buyer shall be solely responsible for the payment of the Extension Costs set forth on Exhibit G – Part 5.  Subject to Buyer’s confirmation of Renewal as to each Buyer Renewable Top Lease (which confirmation shall not be unreasonably withheld or delayed), (A) the Allocated Values of such Buyer Renewable Top Leases shall not be included in the Non-Extended Lease Amount and shall be included in the Purchase Price paid at Closing, unless (x) the Allocated Value of a Buyer Renewable Top Lease exceeds the Allocated Value of its corresponding Partially Renewed Top Lease, in which case the Allocated Value attributable to the Partially Renewed Top Lease (instead of the Allocated Value of such Buyer Renewable Top Lease) shall be included in the Purchase Price paid at the Closing and the Purchase Price shall be adjusted downward accordingly in the amount of such excess (in each case, subject to, without duplication, any further adjustments permitted under Section 9.02(b), Section 9.02(c), Article IV and Article V), or (y) the Allocated Value of a Partially Renewed Top Lease exceeds the Allocated Value of its corresponding Buyer Renewable Top Lease, in which case the Allocated Value attributable to the Buyer Renewable Top Lease (instead of the Allocated Value of such Partially Renewed Top Lease) shall be included in the Purchase Price paid at the Closing and the portion of the Partially Renewed Top Lease corresponding to such Allocated Value excess shall be treated as if such portion were a New Interest set forth on Exhibit A – Part 1B for all purposes, including under Section 4.08(f)(iii) and Section 4.10, and (B) on the Execution Date, without further action of the Parties, Exhibit A – Part 1A shall be deemed to be amended by deleting all such Buyer Renewable Top Leases and adding all such Partially Renewed Top Leases and Exhibit F – Part 1 shall be deemed to be amended accordingly.

(v)Other Expiring Leases. With respect to each Expiring Lease set forth on Exhibit H (an “Other Expiring Lease”), Seller may, (A) on or prior to the expiration of the primary term thereof, obtain a top lease that is an Approved Lease, or (B) on or prior to the sixtieth (60) day after the expiration of the primary term of such Expiring Lease, obtain a new lease that is an Approved Lease, in each case of clauses (A) and (B), covering all or a portion of the leasehold interest covered by the Expiring Lease (each such lease or top lease, the “Other Renewal Leases”).  An Other Expiring Lease shall be deemed to have been Renewed if, (x) Seller obtains an Other Renewal Lease for such Other Expiring Lease that is a top lease and, prior to the expiration of the primary term of such Other Expiring Lease and on or prior to the due dates for the respective top lease payments under such Other Renewal Lease, Seller makes both the initial top lease payment and any applicable additional top lease payment(s) for such Other Renewal Lease, (y) to the extent not Renewed under clause (x) above, Seller obtains an Other

Renewal Lease for such Other Expiring Lease that is not a top lease on or prior to the sixtieth (60) day after the expiration of the primary term thereof, or (z) to the extent that the terms of Section 4.08(c) apply, if Buyer does not timely consent to a request timely submitted by Seller to obtain an Other Renewal Lease for such Other Expiring Lease under Section 4.08(c).

(c)Extensions Requiring Consents.  Notwithstanding anything to the contrary, with respect to each Other Expiring Lease that is located in a Section set forth on Exhibit F – Part 3 (each such Section, a “Consent Section”), Seller may not Renew such Other Expiring Lease pursuant to this Section 4.08 after the Execution Date without the prior written consent of Buyer (which consent Seller must request in writing no later than the later of the day after the Execution Date and sixty (60) days prior to the expiration date of the Other Expiring Lease), and, if Seller does not timely request such consent or if Seller timely so requests and Buyer does not grant such consent, then Buyer shall not be required to reimburse Seller any Extension Costs under Section 4.08(d) for such Other Expiring Lease; provided, however, if Seller timely requests in writing to renew such an Other Expiring Lease located in a Consent Section in accordance with Section 4.08(b) and this Section 4.08(c), and Buyer does not consent to such renewal within five (5) Business Days after its receipt of such notice, then such Other Expiring Lease will be automatically deemed to be Renewed for all purposes of this Section 4.08.

(d)Extension Costs Reimbursement.

(i)If Closing occurs, subject to Buyer’s confirmation (which confirmation shall not be unreasonably withheld or delayed) that all applicable Extension Costs to Renew such Expiring Leases were paid by Seller, then Buyer will reimburse Seller for only the following Third Parties costs and expenses incurred by Seller and its Affiliates in connection with the Renewal of the Expiring Leases (the “Extension Costs”) that are paid after the Effective Time:

(A)(1) at the Closing, with respect to each Seller Renewable Option Lease Renewed in accordance with Section 4.08(b)(i), Buyer shall reimburse Seller for any Extension Costs incurred to Renew such Seller Renewable Option Lease up to the Fixed Cost(s) set forth on Exhibit G – Part 1 for such Seller Renewable Option Lease and that are paid by Seller, provided that (I) all Extension Costs for any such Renewal of a Seller Renewable Option Lease in excess of the Fixed Cost(s) set forth on Exhibit G – Part 1 for such Seller Renewable Option Lease shall be the sole responsibility of, and shall be paid by, Seller and (II) Buyer shall have no obligation to reimburse Seller for any Extension Costs incurred or paid by Seller on or after September 19, 2016 for Seller Renewable Option Leases to the extent located in any Section that does not have an Allocated Value greater than $0.00 (as set forth on Exhibit F – Part 1); and (2) all Extension Costs set forth in any Buyer Renewable Option Lease as of the Closing to fully exercise the option described in Section 4.08(b)(ii) for such Buyer Renewable Option Lease in excess of the Fixed Cost(s) set forth on Exhibit G – Part 2 for such Buyer Renewable Option Lease shall be the sole responsibility of, and shall be promptly paid or reimbursed by, Seller;

(B)at the Closing, with respect to each Seller Renewable Lease Renewed in accordance with Section 4.08(b)(iii), Buyer shall reimburse Seller for any Extension Costs incurred to Renew such Seller Renewable Lease up to the Fixed Cost(s) set forth on Exhibit G – Part 3 for such Seller Renewable Lease and that are paid by Seller, provided that all Extension Costs for Renewal of any Seller Renewable Lease in excess of the Fixed Cost(s) set forth on Exhibit G – Part 3 for such Seller Renewable Lease shall be the sole responsibility of, and shall be paid by, Seller;

(C)at the Closing, with respect to each Buyer Renewable Top Lease Renewed in accordance with Section 4.08(b)(iv), Buyer shall reimburse Seller for any Extension Costs incurred to Renew such Buyer Renewable Top Lease up to the Fixed Cost(s) set forth on Exhibit G – Part 4 for such Buyer Renewable Top Lease and that are paid by Seller, provided that all additional Extension Costs set forth in any Buyer Renewable Top Lease as of the Closing for Renewal of such Buyer Renewable Top Lease in excess of the Fixed Cost(s) set forth on Exhibit G – Part 5 for such Buyer Renewable Top Lease shall be the sole responsibility of, and shall be promptly paid or reimbursed by, Seller; and

(D)with respect to those Other Expiring Leases that are Renewed in accordance with Section 4.08(b)(v), Buyer shall reimburse Seller for the direct Extension Costs actually paid by Seller up to an amount equal to one thousand five hundred Dollars ($1,500) per Net Acre, provided that all Extension Costs for Renewal of any Other Expiring Lease in excess of one thousand five hundred Dollars ($1,500) per Net Acre shall be the sole responsibility of, and shall be paid by, Seller.

(ii)In connection with the delivery of each Status Report (as defined in Section 4.08(e) below), Seller shall (A) issue an invoice to Buyer of all Extension Costs paid by Seller during the period covered by the corresponding Status Report and required to be reimbursed by Buyer pursuant to Section 4.08(d)(i)(D), and (B) provide Buyer with reasonable proof of payment of all such Extension Costs included in such invoice along with reasonable backup documentation for all such costs (provided that copies of invoices and Seller’s canceled checks for payments of such Extension Costs and tracking numbers of certified mail or overnight delivery service shall be deemed to be reasonable backup documentation).  Subject to the other terms of and the limitations set forth in this Section 4.08, Buyer shall, at the time of the applicable release from the Expiring Lease Escrow Account pursuant to Section 4.08(e) below in respect of such Status Report, reimburse Seller in immediately available funds such invoiced amount.

(iii)Notwithstanding anything to the contrary herein, if (A) any valid Title Defect affecting an Expiring Lease Renewed under Section 4.08(b) is properly asserted by Buyer on or prior to the Title Defect Claim Date (and, if such Expiring Lease was Renewed pursuant to Section 4.08(b)(iii), (iv) or (v), provided that such Title Defect also affects the Fully Renewed Lease, Partially Renewed Top Leases or Other Renewal Lease, as applicable), and subject to any applicable cure period that Seller is entitled to, and (B) Extension Costs with respect to such Expiring Lease are otherwise owing by Buyer pursuant to this Section 4.08(d), then the amount of such Extension Costs otherwise owing shall be proportionately reduced based on the reduction represented by such Title Defect (after taking into account any curative measures) to the Allocated Value attributable to such Option Lease, Fully Renewed Lease, Partially Renewed Top Leases or Other Renewal Lease, as applicable, as compared to such Expiring Leases.

(e)Status Reports; Assignments.

(i)After Closing, on or before the last day of each calendar month commencing with November 30, 2016 until July 31, 2017, Seller will submit to Buyer a report (“Status Report”) including: (A) a list of all Other Expiring Leases that have been Renewed and all New Interests that have been acquired by Seller, in each case, as of the last day of the time period covered by and identified within such Status Report and were not included in any prior Status Report or on Exhibit A – Part 1B, (B) with respect to each Other Expiring Lease Renewed by Seller through an Other Renewal Lease, (I) documentation evidencing all initial and applicable additional top lease payments or renewal lease payments with respect to each such Expiring Lease, as applicable, were tendered to the applicable lessor(s), and (II) a copy of each such Other Renewal Lease and a lease purchase report (if applicable),  (C) with respect to each New Interest acquired by Seller, copies of applicable lease(s), assignment(s) (if applicable), a lease purchase report (if applicable) and proof of payment for such New Interest, and (D) the aggregate amount of Operations Bonus to which Seller believes it is entitled to receive as of the last day of the time period covered by and identified within such Status Report, as determined in accordance with Exhibit F – Part 2.

(ii)If Closing occurs, then, subject to the other terms of this Agreement, within thirty (30) days of delivering a Status Report in accordance with Section 4.08(e), as to each Other Expiring Lease set forth therein and subject to Section 4.08(f)(iii) and Buyer’s confirmation (which confirmation shall not be unreasonably withheld or delayed) that all applicable Extension Costs to Renew such Expiring Lease were paid by Seller and, as to the corresponding Other Renewal Lease, that such Other Renewal Lease is an Approved Lease, Seller will deliver to Buyer an assignment of all Other Renewal Leases covered by the corresponding Status Report (together with the corresponding Renewed Other Expiring Leases), pursuant to an instrument in substantially the same form as the Assignment, and the Parties will jointly instruct the Escrow Post-Closing Agent to release from the Expiring Lease Escrow Account and wire to Seller’s account, the portion of the Non-Extended Lease Amount attributable to all Other Expiring

Lease(s) (or the portion thereof) for which an Other Renewal Lease is assigned, in each case, in accordance with this Section 4.08(e).

(iii)The Parties agree that, upon each assignment pursuant to this Section 4.08(e), Exhibit A – Part 1A shall be deemed to have been amended automatically to include all Other Renewal Leases so assigned as part of Leases for all purposes of this Agreement, including for purposes of the Specified Representations (with such Specified Representations to be deemed to have been made again as to such Renewal Leases as of the date of the delivery of the Status Report therefor) and Article XII.  All Other Expiring Leases for which an Other Renewal Lease has not been conveyed to Buyer, in each case, on or prior to August 31, 2017, shall be permanently excluded from the transaction contemplated hereunder.

(iv)On August 31, 2017, the Escrow Post-Closing Agent will (and the Escrow Post-Closing Agreement shall provide that the Escrow Post-Closing Agent shall, without need of and regardless of any notice or instruction from either Party) automatically release and wire to Buyer’s account any and all funds remaining in the Expiring Lease Escrow Account, except for all amount(s) subject to claim(s) asserted by Seller to Buyer with a copy to the Escrow Post-Closing Agent in good faith with respect to the Expiring Lease Escrow Account in accordance with the Escrow Post-Closing Agreement (including for Buyer’s failure to timely execute joint written instructions), each of which amount shall continue to be held by the Escrow Post-Closing Agent until resolution of the applicable claim.  Upon release of the remaining Non-Extended Lease Amount (including any interest earned thereon) to Buyer and any subsequent release to Buyer upon resolution of any Seller’s claim asserted with respect to the Expiring Lease Escrow Account, in each case, pursuant to this Section 4.08(e)(iv) and the Escrow Post-Closing Agreement, the Purchase Price shall be deemed adjusted downward by the amount (excluding any interest earned thereon) so released.

(f)Title Matters.

(i)Notwithstanding anything herein to the contrary, subject to Section 4.04, with respect to any Option Lease, if any Title Defects and/or Title Benefits affecting, or existing by reason of, such Option Lease are properly raised under Section 4.04 and remain existing and uncured at the time such Option Lease is assigned to Buyer, then all such Title Defects and Title Benefits (subject to all terms of and limitations under Section 4.04) shall be taken into account (and adjustments made in respect thereof) to the fullest extent possible as and when provided under Section 4.04, but without duplication.

(ii)In the event there is a discrepancy between (x) Seller’s actual Net Acres in any Other Renewal Lease, with respect to an Applicable Target Formation in an Approved Section covered by such Other Renewal Lease, and (y) the Net Acres set forth on Exhibit H for the corresponding Other Expiring Lease

Renewed by such Other Renewal Lease, with respect to such Applicable Target Formation within such Approved Section, then:

(A)to the extent such discrepancy is a positive number, then such positive discrepancy shall be treated as a New Interest for all purposes, including under Section 4.08(f)(iii) and Section 4.10; and

(B)to the extent such discrepancy is a negative number, the Purchase Price shall be adjusted downward (and the releases from the Non-Extended Lease Amount shall reflect, and as necessary additional payments will be made by the Parties) by an amount equal to the product of (I) the per Net Acre Allocated Value for such Applicable Target Formation in such Approved Section as set forth on Exhibit F – Part 1, multiplied (II) by the absolute value of the foregoing discrepancy;

provided that if any Other Renewal Lease encompasses multiple Approved Sections, a separate calculation shall be done for each such Approved Section as if it were a separate Other Renewal Lease.

(iii)Notwithstanding anything herein to the contrary, with respect to any Other Renewal Lease assigned to Buyer pursuant to Section 4.08(e), or any New Interest assigned pursuant to Section 4.10, Seller shall assign each such Other Renewal Lease or New Interest to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances).  Buyer may (1) on or before 5:00 p.m. (Central Time) time on the twentieth (20th) day after receiving a Status Report under Section 4.08(e) and (2) on or before the Title Defect Claim Date with respect to each New Interest set forth on Exhibit A – Part 1B (each such period, the “Review Period” for Other Renewal Leases and/or New Interests included in such Status Report or New Interests set forth on Exhibit A – Part 1B, respectively), (A) conduct title review on all such Other Renewal Leases and New Interests, and, solely with respect to the New Interests, environmental due diligence (not to exceed the scope permitted by Section 7.01, which provisions shall apply mutatis mutandis), and (B) assert any matter Buyer, in its reasonable opinion, deems to constitute a Title Defect pursuant to procedures set forth in Section 4.04(a) (which shall apply mutatis mutandis), and, solely with respect to the New Interests, any matter Buyer, in its reasonable opinion, deems to constitute an Environmental Defect pursuant to procedures set forth in Section 5.01(a) (which shall apply mutatis mutandis).  Seller shall be entitled to cure each such asserted Title Defect and Environmental Defect within thirty (30) days after the end of the applicable Review Period and, subject to the special warranty contained in the applicable assignment, Buyer shall be deemed to have waived any Title Defects and Environmental Defects it fails to properly assert by the end of the applicable Review Period.  Any Other Renewal Lease or New Interest affected by a Title Defect and/or Environmental Defect properly asserted under this Section 4.08(f)(iii) or (in the case of an Other Renewal Lease) by a Title Defect and/or Environmental Defect that is based on the same set of facts or circumstances as a Title Defect or Environmental Defect properly and timely asserted by Buyer with respect to the corresponding Other Expiring Lease prior to the Title Defect Claim Date or Environmental Defect Claim Date, respectively, and which defect has not cured by the time of an assignment under Section 4.08(e)(iii) or Section 4.10(b) or Section 4.10(c), shall not be assigned to Buyer (and no payments shall be made by Buyer to Seller in respect of such Other Renewal Lease or New Interest, and no releases made from the Non-Extended Lease Amount to Seller in respect of such Other Renewal Lease) unless and until all such Title Defects and Environmental Defects affecting such Other Renewal Lease or New Interest are cured within the cure period set forth in the preceding sentence or waived by Buyer, and any disputes as to which (and any disputes as to the validity of the Title Defect or Environmental Defect so asserted) shall be resolved in the same manner as provided in Sections 4.04(j)(i) and (ii); provided, however, if at expiration of such cure period all such asserted Environmental Defects affecting an Other Renewal Lease have been cured and the only remaining discrepancy affecting such Other Renewal Lease is a negative Net Acre discrepancy described in Section 4.08(f)(ii)(B), then, subject to the terms of Section 4.08(f)(ii)(B) and the other provisions of this Agreement, such Other Renewal Lease shall be conveyed (and any and all required payments and releases under this Section 4.08 in respect thereof shall be made) promptly following such cure period.

(iv)Notwithstanding anything herein to the contrary, (x) the Parties acknowledge that Buyer will raise on or prior to the Title Defect Claim Date any Section ATF Net Revenue Interest deficiencies on the basis that Other Expiring Leases are included in the calculation thereof (regardless of the expiration date of such Leases), and therefore (y) the Parties agree that, to the extent a failure to Renew any Other Expiring Lease and the subsequent expiration of such Other Expiring Lease, causes a Section ATF Net Revenue Interest deficiency, then Buyer shall have the right to assert such deficiency at any time on or prior to the 20th day after receiving the last Status Report and, if so asserted, Seller shall have 30 days after such 20-day period to cure any such asserted deficiency.  If any such asserted deficiency remains uncured at the end of Seller’s cure period, Buyer shall be entitled to a Purchase Price adjustment in respect of such Section ATF Net Revenue Interest deficiency equal to the additional Purchase Price adjustment, if any, that Buyer would have received if such deficiency had been taken into account and given effect during the process set forth in Section 4.04.

Section 4.09Operations Bonus.

(a)Seller shall be entitled at Closing to an Operations Bonus payment equal to the applicable portion of the Contingent Payment as determined in accordance with Exhibit F – Part 2.  At the Closing, Buyer shall deposit an amount equal to the Escrowed Operations Bonus (if any) into a separate subaccount of the Escrow Post-Closing Account (the “Operations Bonus Escrow Account”) as provided in Section 9.04(c).

(b)Within thirty (30) days of delivering a Status Report (other than the Status Report submitted under Section 4.08(e)(i)(x)), the Parties shall jointly instruct the Escrow

Post-Closing Agent to release from the Escrowed Operations Bonus in the Escrow Post-Closing Account and wire to Seller’s account, the incremental Operations Bonus payment, if any, to which Seller is entitled as of the last day of the time period covered by such Status Report, as determined in accordance with Exhibit F – Part 2, plus any interest earned thereon.

(c)On August 31, 2017, the Escrow Post-Closing Agent will (and the Escrow Post-Closing Agreement shall provide that the Escrow Post-Closing Agent shall, without need of and regardless of any notice or instruction from either Party) automatically release and wire to Buyer’s account any and all funds remaining in the Operations Bonus Escrow Account, except for all amount(s) subject to claim(s) asserted by Seller to Buyer with a copy to the Escrow Post-Closing Agent in good faith with respect to the Operations Bonus Escrow Account in accordance with the Escrow Post-Closing Agreement (including for Buyer’s failure to timely execute joint written instructions), each of which amount shall continue to be held by the Escrow Post-Closing Agent until resolution of the applicable claim. Upon release of the remaining Escrowed Operations Bonus (together with any interest earned thereon) to Buyer and any subsequent release to Buyer upon resolution of any Seller’s claim with respect to the Operations Bonus Escrow Account, in each case, pursuant to this Section 4.09(c) and the Escrow Post-Closing Agreement, the Purchase Price shall be deemed adjusted downward by the amount (excluding any interest earned thereon) so released.

Section 4.10New Interests.

(a)From the Effective Time until June 30, 2017, but subject to Section 4.10(d), Seller may, at its sole discretion, acquire additional oil and gas leases that are Approved Leases, including additional undivided interests in any Lease set forth on Exhibit A – Part 1A or Exhibit A – Part 1B to the extent such Lease is an Approved Lease (each such acquired interest meeting the parameters of this Section 4.10(a), a “New Interest”).  New Interests acquired by Seller up to the Execution Date are set forth on Exhibit A – Part 1B.  Seller shall have the right to include all New Interests assigned to Buyer in the determination of the amount of the Operations Bonus to which Seller is entitled under Section 4.09. Notwithstanding the foregoing, Seller shall have the right to (or, as provided in Section 4.10(b), shall be required to) utilize all or a portion of any New Interest to cure any Title Defect under Leases on Exhibit A – Part 1A relating to a Section ATF Net Revenue Interest deficiency or a Section ATF Net Acres deficiency, in lieu of receiving payment therefor as provided under this Section 4.10, by providing written notice to Buyer at any time prior to the expiration of the Cure Period.

(b)At Closing, and subject to (1) Section 4.08(f)(iii) (if applicable), (2) Buyer’s confirmation that the New Interests set forth on Exhibit A – Part 1B are Approved Leases and that all payments required to acquire such New Interests were paid by Seller (which confirmation shall not be unreasonably withheld or delayed), and (3) the cap set forth in Section 4.10(d), all New Interests set forth on Exhibit A – Part 1B shall be conveyed to Buyer and, first, shall be used to cure any Title Defects under Leases on Exhibit A – Part 1A (in lieu of receiving payment therefor as provided under this Section 4.10), and, second, the Purchase Price shall be increased by the aggregate New

Interest Values attributable to such conveyed New Interests to the extent any portion of such New Interests is not so utilized to cure Title Defects.

(c) If Closing occurs, then within thirty (30) days of delivering a valid Status Report, with respect to those New Interests described in such Status Report that comply with Section 4.10(a), and subject to (1) Section 4.08(f)(iii) (if applicable), (2) Buyer’s confirmation that the New Interests are Approved Leases and that all payments required to acquire such New Interests were paid by Seller (which confirmation shall not be unreasonably withheld or delayed), and (3) the cap set forth in Section 4.10(d), (i) Seller will deliver to Buyer an assignment of all such New Interests acquired by Seller described in such Status Report pursuant to an instrument in substantially the same form as the Assignment, and (ii) for each New Interest (including any portion of an Other Renewal Lease that is deemed to be a New Interest pursuant to Section 4.08(f)(ii)(A)), to the extent any portion of such New Interest is not utilized to cure Title Defects pursuant to Section 4.10(a), Buyer shall pay Seller, as consideration for the assignment, an amount equal to the aggregate New Interest Values attributable to the New Interests conveyed in such assignment (or portions thereof, as applicable), and the Purchase Price shall be deemed to have been increased by such amount automatically.

(d)Notwithstanding anything to the contrary herein, Buyer will have no obligation under this Section 4.10 to pay Seller (including for any New Interest set forth on Exhibit A – Part 1B and conveyed to Buyer under Section 4.10(b), any excess described in Section 4.08(b)(iii) or Section 4.08(b)(iv) or any positive discrepancy described in Section 4.08(f)(ii)(A)) more than (and the Purchase Price shall not be subject to an upward adjustment under this Section 4.10 in excess of) Three Million Dollars ($3,000,000.00).

(e)The Parties agree that Exhibit A – Part 1A shall be deemed to have been amended automatically immediately upon each assignment pursuant to this Section 4.10, to include all New Interests conveyed by such assignment, in each case, as part of Leases for all purposes of this Agreement, including for purposes of the Specified Representations (with such Specified Representations to be deemed to have been made again as to such New Interests as of the date of the delivery of the Status Report therefor) and Article XII.   Notwithstanding anything to the contrary, all New Interests that have not been conveyed to Buyer at Closing under Section 4.10(b) shall be deemed Excluded Assets as of Closing.  All New Interests that have not been conveyed to Buyer on or prior to August 31, 2017, shall be permanently excluded from the transaction contemplated hereunder.

(f)For purposes of this Agreement, “New Interest Value” means, with respect to each Applicable Target Formation in any New Interest, to the extent within an Approved Section, an amount equal to (i) the per Net Acre allocated value for such Applicable Target Formation in such Section as set forth on Exhibit F – Part 1, multiplied by (ii) the total number of Net Acres of such New Interest to the extent of such Applicable Target Formation and within such Section; provided that if any New Interest encompasses multiple Approved Sections, a separate calculation shall be done for each such Section as if it were a separate New Interest.

Article V
ENVIRONMENTAL

Section 5.01Environmental Defects.

(a)Assertions of Environmental Defects.  Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.01(a) (collectively the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 5.01.  Without limiting Buyer’s indemnification rights under Section 12.04 in respect of (A) a breach of Section 6.01(j) or (B) clauses (a) and (b) of the Designated Liabilities, for all purposes of this Agreement, Buyer shall be deemed to have waived and assumed, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Defect Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or pursuant to which Remediation is required) and the Properties (or portions thereof) affected by such alleged Environmental Condition, (ii) the Allocated Value of the Properties (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents in the possession or control of Buyer or its Affiliates reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Condition provided, that substantial compliance with clause (iii) by the Environmental Defect Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii).  Buyer will use reasonable efforts to identify, along with Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice, all material assumptions used by Buyer in calculating the Remediation Amount, provided that failure by Buyer to comply with the foregoing will not be deemed a material breach or constitute a waiver by Buyer (or give rise to any defense on the part of Seller to) any rights or remedies of Buyer in this Agreement in respect of any Environmental Defects.

(b)Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period.  Subject to Section 2.05, no reduction shall be made to the Purchase Price at the Closing with respect to any asserted Environmental Defect for which Seller has provided notice to Buyer prior to the Closing Date that Seller intends to attempt to cure during the Cure Period.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Defect Claim Date; provided, however, under no circumstances will any failure by Buyer to comply with the foregoing in this sentence be deemed a material breach of this

Agreement or constitute a waiver by Buyer (or give rise to any defense on the part of Seller to) any rights or remedies of Buyer in this Agreement in respect of any Environmental Defects.

(c)Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to Seller’s right to cure pursuant to Section 5.01(b) and the rights of the Parties to terminate this Agreement pursuant to Section 11.01(b), in the event that any Environmental Defect timely and validly asserted by Buyer in accordance with Section 5.01(a) is not waived in writing by Buyer or cured prior to the Closing to Buyer’s reasonable satisfaction, and not the subject of any Disputed Environmental Matter, (i) with respect to any such Environmental Defect that Seller has not elected to cure after the Closing, then at Closing, and (ii) with respect to any such Environmental Defect Seller has elected to cure after the Closing, then at the expiration of the Cure Period, Seller shall, subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;

provided, however, if the Remediation Amount attributable to such Asset is more than the Allocated Value of the specific Assets affected thereby, Seller shall have the option, exercisable in its sole direction at any time prior to Closing, to retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets;

provided, further, notwithstanding anything to the contrary herein, if the Remediation Amount for any Environmental Defect is more than the Allocated Value of the specific Assets affected thereby, then Buyer shall have the option, exercisable in its sole discretion at any time prior to Closing, to permanently exclude all such Assets (together with all associated Assets) from the transactions under this Agreement, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets and such associated Assets.

Subject to the provisos in Section 5.01(c) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.

(d)Exclusive Remedy.  Except for Buyer’s right to terminate this Agreement pursuant to Section 11.01(b), and without limiting Buyer’s indemnification rights under Section 12.04 in respect of (A) a breach of Section 6.01(j) or (B) clauses (a) and (b) of the Designated Liabilities, the provisions set forth in Section 5.01(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter with respect to any Asset.

(e)Environmental Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller under this Section 5.01 for any individual Environmental Defect for which the Remediation Amount does not exceed seventy-five thousand Dollars ($75,000) (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller under this Section 5.01 for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller and Assets retained by Seller or excluded by Buyer, in each case, pursuant to the provisos in Section 5.01(c)) plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible.  For the avoidance of doubt, if Seller elects to retain any Asset related to any Environmental Defect or Buyer elects to exclude an Asset, in each case, pursuant to the provisos in Section 5.01(c), then (x) the Purchase Price shall be reduced by the full Allocated Value of such retained Asset and (y) the Remediation Amount for the Environmental Defect relating to such retained Asset will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 8.01(f) or Section 8.02(e).

(f)Environmental Dispute Resolution.

(i)Seller and Buyer shall attempt to agree on (x) all Environmental Defects and Remediation Amounts prior to Closing or the Environmental Dispute Date, as applicable, and (y) the adequacy of any cure by Seller of any asserted Environmental Defect prior to the end of the Cure Period (items (x) and (y), collectively, the “Disputed Environmental Matters”).  If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved after Closing by arbitration pursuant to this Section 5.01(f).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Properties are located, as selected by the mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date or the end of the Cure Period, as applicable (the “Environmental Arbitrator”).  If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 5.01(f), the Case Management Center of the AAA located in Dallas, Texas shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.

(ii)The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.01(f). Each of Buyer and Seller shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its proposed resolution of the applicable Disputed Environmental Matters no later than twenty (20) Business Days after the appointment of the Environmental Arbitrator pursuant to this Section 5.01(f). The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.01 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice or a lesser amount than that set forth in Seller’s statement submitted to the Environmental Arbitrator.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party, shall not have the powers of an arbitrator, and may not award legal fees, damages, interest or penalties to either Party with respect to any matter. The costs and expenses of the Environmental Arbitrator shall be borne equally by the Parties (fifty percent (50%) by each of Buyer and Seller) and each Party shall be responsible for its own legal costs and other expenses incurred by the Parties in connection with the arbitration.

(iii)To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 9.02, then within ten (10) Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 5.01(e), the amount, if any, so awarded to a Party shall first be satisfied out of the balance of the Defect Escrow Amount remaining in the Defect Escrow Account, and, then, if applicable, the owing Party shall pay to the owed Party any outstanding awarded amounts.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.01(f) or any election by Seller to cure an Environmental Defect, and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing (and, subject to the other terms of this Agreement (including Section 5.01(c)), the affect Properties shall be assigned to Buyer at Closing), the terms of Section 2.05 shall apply with respect thereto, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 9.02 or this Section 5.01(f).

Section 5.02NORM, Asbestos, Wastes and Other Substances.  Buyer acknowledges that:  (a) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain asbestos, NORM and other wastes or Hazardous Substances; (e) NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment; and (f) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non-friable constitutes an Environmental Condition resulting in a current violation of Environmental Laws.

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.01Representations and Warranties of Seller.  Subject to the matters specifically listed or disclosed in the respective Schedules (as added, supplemented or amended pursuant to Section 7.07), Seller represents and warrants to Buyer as follows:

(a)Organization.  Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation (as set forth in the preamble).

(b)Qualification.  Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(c)Authorization.  The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents.

(d)Consents.  Other than (i) as set forth on Schedule 6.01(d), (ii) Customary Post-Closing Consents, and (iii) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement that are set forth on Schedule 6.01(n), Seller is not required to (A) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (B) obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(e)Enforceability.  This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

(f)Noncontravention.  Except as described on Schedule 6.01(f), and assuming (i) compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (ii) the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s and/or its Affiliates’ credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will violate or breach the material terms of, cause a material default under, result in the creation, imposition or continuation of any Encumbrance or any Asset under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (A) any applicable Law, (B) the organizational documents of Seller, or (C) any Material Contract or other material contract, agreement or instrument of Seller.

(g)Litigation.  Except for the litigation described on Schedule 6.01(g), (i) there are no material suits, actions or litigation before or by any Governmental Authority that are pending or, to Seller’s Knowledge, threatened in writing against (A) Seller that are attributable to Seller’s ownership or operation of the Assets or (B) the Assets, and (ii) there has been no settlement or other similar agreement or order of any Governmental Authority with respect to the ownership or operation of the Assets that will be binding on Buyer after Closing.

(h)Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.

(i)Taxes.  Except as described on Schedule 6.01(i), (i) all material Tax Returns with respect to Asset Taxes required to be filed by Seller have been timely filed and are complete and accurate in all material respects, and all Asset Taxes that have become due and payable by Seller have been timely paid, (ii) there are no Encumbrances on any of the Assets attributable to Taxes other than statutory liens for current period Taxes that are not yet due and payable, and (iii) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.01(i) are the only representations and warranties in this Agreement with respect to Tax matters.

(j)Environmental Notices and Matters.  Except as described on Schedule 6.01(j), (i) Seller has not received any written notice of material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority, and (ii) there are no actions, suits, investigations or proceedings pending or, to Seller’s Knowledge, threatened in writing before or by any Governmental Authority with respect to the Assets alleging material violations of Environmental Laws, or claiming remediation obligations under Environmental Laws, and (iii) to Seller’s Knowledge, the Assets have been operated materially in accordance with all Environmental Laws, except for prior instances of non-compliance that have been fully cured or otherwise resolved to the satisfaction of the relevant Governmental Authority.  Seller has provided Buyer true and accurate copies of all written environmental reports with respect to any Assets that are in Seller’s possession and have been prepared within two (2) years preceding the Execution Date. This Section 6.01(j) is the sole and exclusive representation by Seller or its Affiliates with respect to any Environmental Law or environmental matter.

(k)Compliance with Laws.  Except as described on Schedule 6.01(k), during the period of Seller’s and its Affiliates’ operation of the Assets and, to Seller’s Knowledge, during the period any Third Party has operated any of the Assets, the Assets have been operated in accordance with all Laws (other than Environmental Laws) in all material respects.  Seller has not received any unresolved written notice of any material violation of applicable Laws (other than Environmental Laws).  Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(k) with respect to any matters relating to the environment or Environmental Law, which representations and warranties are set forth in Section 6.01(j).

(l)Material Contracts.  Exhibit A – Part 4 lists all Material Contracts as of the Execution Date.  Seller has not received any written notice alleging any material breach by Seller of any Material Contracts that has not been previously cured or otherwise resolved.  Except as set forth on Schedule 6.01(l), (A) there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.  All Material Contracts are in full force and effect in accordance with its terms and are legal, valid and binding obligations of Seller, and, to Seller’s Knowledge, each of other party thereto. Prior to the Execution Date, Seller has made available to Buyer true and correct copies of all Material Contracts.  Except as set forth on Schedule 6.01(l), no currently effective notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out, shut-in or curtailment of or under any of the Contracts.

(m)AFEs.  Schedule 6.01(m) contains a true and correct list as of the Effective Time and the Execution Date (i) of all outstanding material authorities for expenditures (collectively, “AFEs”) relating to the Assets for which Seller is contractually or legally obligated and (ii) of all proposed material AFEs relating to the Assets operated by Seller, and to Seller’s Knowledge, the Assets not operated by Seller, to drill or rework Wells or for capital expenditures with respect to the Assets that have been proposed by any Person having authority to do so other than internal AFEs of Seller not delivered to Third Parties. For the purposes of this Section 6.01(m), an AFE shall be deemed material if, net to Seller’s interest, such AFE exceeds $100,000.

(n)Preferential Purchase Rights.  Other than as set forth on Schedule 6.01(n), there are no preferential rights to purchase or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (“Preferential Purchase Rights”) or tag along rights, drag along rights, co-sale rights or similar rights applicable to the transfers contemplated hereby.

(o)Imbalances.  Schedule 6.01(o) sets forth all material Imbalances associated with the Assets as of the dates set forth on Schedule 6.01(o).

(p)Leases.  Seller has paid all Burdens due by Seller with respect to the Properties.  Neither Seller nor, to Seller’s Knowledge, any other Person is in material default under any of the Leases and no event has occurred that, with notice or lapse of time or both, would constitute a material default by Seller or, to Seller’s Knowledge, by any other Person under any Lease (with material meaning, for purposes of this representation, a default under a Lease that would give the lessor thereunder a right (whether at Law or expressly thereunder) to payment of material amount of damages or to terminate the Lease).  No party to any Lease or any successor to the interest of such party has filed or, to Seller’s Knowledge, threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease.

(q)Wells; Equipment; Operations.  Except as set forth on Schedule 6.01(q), (i) there are no Wells, equipment, platforms or pits operated by Seller or its Affiliates, and to Seller’s Knowledge, there are no other Wells, equipment, platforms or pits, that are required to be (or in respect of which Seller has received an order from any Governmental Authority requiring that they be) plugged, abandoned, dismantled or closed in accordance with applicable Laws but have not been so plugged, abandoned, dismantled or closed in compliance therewith; (ii) all Wells drilled by Seller, and to Seller’s Knowledge all other Wells, have been drilled and completed within the limits permitted by all applicable Laws, Leases and Contracts; (iii) no Well operated by Seller or its Affiliates and, to Seller’s Knowledge, no other Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of applicable Laws; (iv) to Seller’s Knowledge, all Wells and equipment are in an operable state of repair adequate to maintain normal operations substantially consistent with past practices, ordinary wear and tear excepted, and, to Seller’s Knowledge, none of the wellbores of the Wells contain junk, fish, or other obstructions; (v) Seller has not received any written notice of any vote (or other action) being taken (or any written notice threatening to commence such vote or other action) to remove Seller or any of its Affiliates as the operator of any of the Assets; and (vi) except for actions taken after the Execution Date in accordance with Section 7.04, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

(r)Payout Balances.  Schedule 6.01(r) contains a list, which is complete and accurate, of the status of the Payout Balance, as of the Effective Time, for each of the Wells.  “Payout Balance” means the status, as of the date of the calculations, of the recovery by Seller or a Third Party of a cost amount specified in the contract relating to a well out of the revenue from such well where the Net Revenue Interest of Seller therein will be reduced or Seller’s Working Interest therein will be increased when such amount has been recovered.

(s)Advance Payments.  Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than customary gas balancing arrangements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

(t)Suspended Funds.  Schedule 6.01(t) sets forth, as of the Execution Date, all Suspense Funds with respect to the Properties.

(u)[reserved.]

(v)Credit Support.  Schedule 6.01(v) sets forth all Governmental Bonds and all Guarantees.

(w)Permits and Surface Rights.  Seller possesses and has maintained in full force and effect all, and is not in breach or violation of any, material easements, rights-of-way, surface use rights, permits, licenses, consents, and authorizations from Governmental Authorities and Third Parties necessary to own, operate, use and maintain the Seller Operated Assets as currently operated by Seller in the ordinary course of business.

(x)Solvency.  Seller is now solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 6.01(x), “solvent” means (i) the fair market value of Seller’s assets (both at fair market valuation and at present fair saleable value) is greater than its total liabilities, including contingent liabilities, (ii) the fair saleable value of Seller’s assets will not be less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (iii) Seller does not intend to and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature in the ordinary course of business, and (iv) Seller is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which Seller’s assets would constitute unreasonably small capital after giving reasonable consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which Seller is engaged.

(y)Bankruptcy.  There is no pending or, to Seller’s Knowledge, threatened  (in writing) action or proceeding instituted against Seller or any of its Affiliates which seeks to adjudicate Seller or any of its Affiliates as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, setoff, relief, or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or for any substantial part of its property.

(z)Value to Seller.  As of the Execution Date (i) Buyer was selected by Seller to purchase the Assets following an arms-length, extensive and thorough process (the “Process”), (ii) the Process included a competitive bidding process, (iii) based upon the Process, Seller believes it is receiving reasonably equivalent value for the assignments contemplated hereunder (including, for the avoidance of doubt, with respect to the Expiring Leases), and (iv) Seller believes that the consideration to be paid by Buyer for the Assets hereunder is equal to or greater than the fair market value of the Assets under similar circumstances.

Section 6.02Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)Organization.  Buyer is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation (as set forth in the preamble).

(b)Qualification.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

(c)Authorization / Consents.  The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or any Third Party (except for any filings, consents or approvals under, or by or with Governmental Authorities specific to transfer of, individual Assets) in order for Buyer to consummate the transactions contemplated by this Agreement.

(d)Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)Noncontravention.  Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f)Litigation.  There are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h)Financing.  Buyer has sufficient cash, available lines of credit, equity commitment or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price (as adjusted) to Seller at the Closing.

(i)Investment.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Except for Seller’s representations and warranties expressly set forth in Section 6.01, prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, other than the representations and warranties of Seller in Section 6.01, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(j)Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

Article VII
CERTAIN COVENANTS

Section 7.01Access.

(a)From and after the Execution Date and up to and including the Closing (except for Buyer’s inspection right with respect to the Environmental Condition of the Assets, which shall terminate on November 14, 2016), or earlier termination of this Agreement pursuant to the terms herein, but subject to the other provisions of this Section 7.01 and obtaining any required consents of Third Parties, including Third Party operators of the Properties (which consents Seller shall request if requested to do so by Buyer but with respect to which Seller shall not be obligated to expend any monies), Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Files in Seller’s possession at such time to the extent necessary to perform its due diligence with respect to the Assets, including to conduct the title or environmental review described in Article IV and Article V.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to undertake a Phase I Environmental Site Assessment of the Assets conducted by a reputable environmental consulting firm approved in advance in writing by Seller and may include only visual inspections and record reviews relating to the Assets.  In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of air, soil, groundwater, surface water, equipment, structures or other materials (including any testing or sampling for Hydrocarbons, NORM or other Hazardous Substances).  Seller or Seller’s designee shall have the right to be present during any stage of the assessment.  Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Assets, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representative gain physical access to any Property.  Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Property with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request, but shall not be obligated to expend any monies to obtain, access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Property to the extent requested to do so by Buyer.

(c)Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator.  Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any access and bonding agreement required by any such Third Party operator, in each case before conducting Buyer’s assessment on such Assets in accordance with this Section 7.01.  If Buyer is not afforded reasonable access to any Asset to perform a Phase I Environmental Site Assessment, then Buyer shall have the option to exclude from Closing and the transactions hereunder any or all of the applicable Assets, on an Asset-by-Asset basis, and the Purchase Price shall be reduced by the full Allocated Values thereof.

(d)Buyer hereby indemnifies, defends, and holds harmless each Seller Indemnitee, Third Party operators, and all co-owners of the Assets from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW

BY, ANY SELLER INDEMNITEE, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ARISING FROM PRE-EXISTING CONDITIONS THAT MAY BE DISCOVERED BY BUYER TO THE EXTENT NOT WORSENED BY BUYER’S ACTIVITIES.

(e)Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnitees shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement.  Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnitees for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNITEE, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.

(f)Buyer shall promptly provide Seller, but in no event later than the Environmental Defect Claim Date or, if later, within five (5) days after receipt or creation thereof by Buyer, copies of all final written environmental reports prepared by Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting firm) (but excluding, for clarity, any internal notes or communications of Buyer and information subject to attorney-client privilege), which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ environmental due diligence with respect to the Assets.  Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(g)Upon completion of Buyer’s due diligence, if applicable, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Assets by Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting firm), (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to any such damage, and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence.  Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(h)During all periods that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting firm) are on the Assets, Buyer and Buyer’s Representatives shall maintain, at its sole cost and expense, reasonable policies of insurance.  Upon request by Seller, Buyer and Buyer’s Representatives shall provide evidence of such insurance to Seller prior to entering the Assets.

Section 7.02Confidentiality.  Buyer acknowledges that, by virtue of its right of access to the Files and the Properties hereunder, Buyer and Buyer’s Representatives will become privy to confidential and other information of Seller and its Affiliates, and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives and their respective Affiliates and their respective officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement.  The Parties agree that the Confidentiality Agreement has been previously amended to extend its term from eighteen (18) months to twenty four (24) months.  If the Closing should occur, the foregoing confidentiality restriction on Buyer and Buyer’s Representatives, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Seller, Seller’s Affiliates or to any assets other than the Assets).

Section 7.03Dispositions of Assets.  During the Interim Period, Seller shall not, without the prior consent of Buyer, transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained.

Section 7.04Operations.

(a)During the Interim Period (and, solely with respect to Other Renewal Leases and New Interests to be assigned to Buyer hereunder, until the date such interests are assigned to Buyer), Seller shall (i)  operate and maintain the Assets operated by Seller, in the ordinary course of business, consistent with Seller’s past practices, (ii) provide prompt notice to Buyer of any written notice received by Seller of a material claim asserting any breach of contract, tort or violation of Law or suit that, in each case, directly impacts any of the Assets, (iii) provide Buyer with written notice of any Third Party proposed AFEs in excess of $100,000 (net to Seller’s interest) or any other material election that Seller is required to make under any Material Contract or with respect to any Property, and (iv) provide prompt notice to Buyer of the receipt of service of process or delivery by Seller of any investigation, suit, action, proceeding, or litigation by or against Seller or its Affiliates with respect to the Assets, or the occurrence of any Casualty Loss with respect to the Assets.

(b)During the Interim Period (and, solely with respect to Other Renewal Leases and New Interests to be assigned to Buyer hereunder, until the date such interests are assigned to Buyer), except as set forth on Schedule 7.04, Seller shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, (i) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $100,000 (net to Seller’s interest); (ii) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $100,000 (net to Seller’s interest) that is proposed by any Third Party or elect not to participate in any operation with respect to the Assets that is proposed by any Third Party; (iii) enter into or assume any contract that would constitute a Material Contract hereunder; except in each case of subsections (i) through (iii) above, where such operation is (A) in connection with an AFE listed in Schedule 6.01(m), (B) in response to an emergency or (C) is necessary to maintain or prevent forfeiture of a Lease or other Property; (iv) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; (v) except for the Permitted Encumbrances, mortgage or pledge or create any Encumbrance on any of the Assets; (vi) without limiting Seller’s rights under Section 4.08 and Section 4.10, amend or modify in any material respect, or terminate or surrender any material rights under, any Lease or Contract; (vii) relinquish voluntarily its position as operator with respect to any Asset; (viii) waive, compromise or settle any material right or claim with respect to any Assumed Obligations or Assets (excluding any fines, penalties or proceedings that are Designated Liabilities, to the extent such waiver, compromise or settlement does not adversely affect the use or operation or, or Seller’s title to, any Asset); or (ix) authorize, agree or commit to do any of the foregoing in this Section 7.04(b).

(c)Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it may not be the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach, so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05Governmental Bonds; Guarantees.

(a)Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets (the “Governmental Bonds”), are transferable or are to be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such Governmental Bonds to the extent such replacements are necessary (i) for Buyer’s ownership of the Assets or (ii) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.  In addition, if requested, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets.

(b)Buyer shall reasonably cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance previously put in place by Seller with Third Parties that are not Governmental Authorities in connection with Seller’s ownership and operation of the Assets, to the extent the foregoing are described on Schedule 6.01(v) (“Guarantees”).  Without limiting the foregoing, if required by a counterparty to any such Guarantee, Buyer shall provide, effective as of the Closing Date or such later date as may be required or permitted by such counterparty, substitute guarantees or similar arrangements for all periods after the Closing as covered by the Guarantees.

Section 7.06Non-Solicitation of Employees.  From and after the Execution Date until the date that is twelve (12) months after the Closing Date or the date this Agreement is terminated pursuant to Section 11.01, Buyer and its Affiliates may not solicit any officer or employee of Seller or its Affiliates without first obtaining the prior written consent of Seller; provided that this prohibition shall not apply to offers of employment made by Buyer or its Affiliates pursuant to a general solicitation of employment to the public or the industry or where such officer or employee has approached Buyer or its Affiliates on their own initiative.

Section 7.07Amendment to Schedules.  Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties in Section 6.01, but solely with respect to any matter hereafter arising which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.02 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment prior to Closing shall not constitute a breach of the respective representations and warranties in Section 6.01 and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 7.08Knowledge of Breach.  Buyer will use reasonable efforts to notify Seller promptly and in reasonable detail after Buyer or any Affiliate of Buyer, or any of their respective officers or representatives, obtains knowledge that any representation, warranty, covenant or other agreement of Seller contained in this Agreement is, becomes or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date.  Notwithstanding the foregoing, (a) under no circumstances will any failure by Buyer to comply with this Section 7.08 be deemed a material breach of this Agreement, or constitute a failure of the condition in Section 8.01(b), or constitute a waiver by Buyer (or give rise to any defense on the part of Seller to) any rights or remedies of Buyer in this Agreement in respect of any Seller breaches, and (b) each Party shall be deemed to have relied upon, and shall have the benefit of, each representation and warranty of the other Party that is expressly contained in this Agreement or any other documents delivered in connection with this Agreement, regardless of the actual knowledge of such Party.

Section 7.09Escrow Post-Closing Agreement.   No later than November 8, 2016, each Party shall, and shall use its commercially reasonable efforts to cause the Escrow  Post-Closing Agent to, execute and deliver the Escrow Post-Closing Agreement.

Article VIII
CONDITIONS TO CLOSING

Section 8.01Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment at or prior to the Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Buyer set forth in Section 6.02 (a) that are qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all respects (such qualifiers in their terms shall be applicable for purposes of this Section 8.01(a)), and (b) that are not qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement (including the execution and delivery of the Escrow Post-Closing Agreement pursuant to Section 7.09) as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c)No Orders.  No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the time of Closing.  There shall be no material legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.

(d)Execution and Delivery of Closing Documents.  Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the amounts to be delivered pursuant to Section 9.04(a) and Section 9.04(b), and to the Escrow Post-Closing Agent, the amounts to be delivered pursuant to Section 9.04(c).

(e)Performance Bonds.  Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

(f)Title Defects and Environmental Defects.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Defect Threshold and the Aggregate Deductible, as applicable, (i)(A) the sum of all Title Defect Amounts determined under Section 4.04(d)(i) prior to the Closing or if not so determined prior to the Closing, as set forth by Buyer in good faith in the applicable Title Defect Notices, less (B) the sum of all Title Benefit Amounts determined under Section 4.04(e) prior to the Closing or if not so determined prior to the Closing, as set forth by Seller in good faith in the applicable Title Benefit Notices, plus (ii) all Remediation Amounts for Environmental Defects determined under Section 5.01(c) prior to the Closing or if not so determined prior to the Closing, as set forth by Buyer in good faith in the applicable Environmental Defect Notices, plus (iii) without duplication of (ii) above, the sum of all Purchase Price adjustments pursuant to Section 4.05(b), the provisos in Section 5.01(c) and Section 7.01(c), shall be less than thirty (30%) of the unadjusted Purchase Price.

Section 8.02Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment at or prior to the Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Seller set forth in Section 6.01 (a) that are qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all respects (such qualifiers in their terms shall be applicable for purposes of this Section 8.02(a)), and (b) that are not qualified by materiality or Material Adverse Effect qualifiers shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement (including the execution and delivery of the Escrow Post-Closing Agreement pursuant to Section 7.09) as to which performance or compliance by Seller is required prior to or at the Closing Date.

(c)No Orders.  No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the time of Closing.  There shall be no material legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.

(d)Execution and Delivery of Closing Documents.  Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

(e)Title Defects and Environmental Defects.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Defect Threshold and the Aggregate Deductible, as applicable, (i)(A) the sum of all Title Defect Amounts determined under Section 4.04(d)(i) prior to the Closing or if not so determined prior to the Closing, as set forth by Buyer in good faith in the applicable Title Defect Notices, less

(B) the sum of all Title Benefit Amounts determined under Section 4.04(e) prior to the Closing or if not so determined prior to the Closing, as set forth by Seller in good faith in the applicable Title Benefit Notices, plus (ii) all Remediation Amounts for Environmental Defects determined under Section 5.01(c) prior to the Closing or if not so determined prior to the Closing, as set forth by Buyer in good faith in the applicable Environmental Defect Notices, plus (iii) without duplication of (ii) above, the sum of all Purchase Price adjustments pursuant to Section 4.05(b), the provisos in Section 5.01(c) and Section 7.01(c), shall be less than thirty (30%) of the unadjusted Purchase Price.

Article IX
CLOSING

Section 9.01Time and Place of Closing.  The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Seller located at 1331 Lamar Street, Suite 650, Houston, Texas 77010, at 10:00 a.m., Houston time, on November 18, 2016 (the “Closing Date”). All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 9.02Closing Statement; Adjustments to Purchase Price; Post-Closing Escrow.

(a)Seller shall prepare and deliver to Buyer for review not later than November 15, 2016, a statement which sets forth Seller’s good faith estimate of the adjustments, and the calculation of the adjustments used to determine such amount, of the Purchase Price made in accordance with the following provisions (the “Closing Statement”), together with reasonable documentation supporting all such calculations and the designation of Seller’s account(s) for the wire transfer of funds as set forth in Section 9.04(a).  No later than 12:00 p.m. (Noon) Central Time on November 17, 2016, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Closing Statement, if any.  The Parties shall in good faith attempt to agree on the Closing Statement as soon as possible after Seller’s receipt of Buyer’s written report.  The Closing Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree on an adjustment set forth in the Closing Statement prior to the Closing, the amount of such adjustment set forth in the Closing Statement as presented by Seller will be used to adjust the Purchase Price at Closing, subject to final adjustment pursuant Section 9.02(d) through Section 9.02(g).

(b)The Purchase Price shall be increased in the following amounts (without duplication):

(i)without limiting Buyer’s right under Section 12.04, all Operating Expenses (other than Excluded Expenses) paid by Seller or its Affiliates that are

(A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time;

(ii)the Overhead Costs that are (A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time up to the Closing Date;

(iii)an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or (B) upstream of the sales meter, if any, the value to be based upon the contract price in effect as of the Effective Time (or the price paid to Seller in connection with the sale of such Hydrocarbons, if there is no contract price, during the Interim Period), net of amounts payable as Burdens on such production;

(iv)the sum of all Title Benefit Amounts of Title Benefits for which the Title Benefit Amounts have been determined, but solely as an offset to and limited to an amount not to exceed the amount under Section 9.02(c)(ii), if any;

(v)the amount of all Asset Taxes allocated to Buyer in accordance with Section 14.01 but paid or otherwise economically borne by Seller;

(vi)subject to Section 3.05, to the extent that clause (a) in the definition of “Pipeline Imbalance” is greater than clause (b) of the definition of “Pipeline Imbalance” as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 6.01(o), as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (I) the volume difference of the volumes described in clause (a) in the definition of “Pipeline Imbalance” minus the volumes described in clause (b) of the definition of “Pipeline Imbalances” times (II) $2.125/MCF for gaseous Hydrocarbons;

(vii) subject to Section 3.05, to the extent that Seller is underproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 6.01(o), as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of (I)the underproduced volumes times (II) $2.125/MCF for gaseous Hydrocarbons, as applicable;

(viii)the amount set forth on Schedule 9.02(b)(viii);

(ix)to the extent Seller has not been reimbursed prior to the Closing, the aggregate amount of accounts receivable with respect to the total amount of costs and expenses paid by Seller on behalf of or that are properly chargeable to any Third Party with respect to any Asset under a joint operating agreement, but solely to the extent such costs and expenses are attributable to the period from the Effective Time until Closing; and

(x)any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.

(c)The Purchase Price shall be decreased, as set forth in the Closing Statement, in the following amounts (without duplication):

(i)except for any Excluded Asset, the amount of all proceeds received by Seller with respect to the Assets (A) that are attributable to the period of time from and after the Effective Time or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 9.02(b)(iii), in each case, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 9.02(b), Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds;

(ii)per Section 4.04(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii)per Section 5.01(c) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined;

(iv)the Allocated Value of any Assets removed from the transaction pursuant to Section 4.05(b), Section 4.06(b), the provisos in Section 5.01(c), or Section 7.01(c);

(v)the amount of all Asset Taxes allocated to Seller in accordance with Section 14.01 but paid or otherwise economically borne by Buyer;

(vi)subject to Section 3.05, to the extent that clause (a) of the definition of “Pipeline Imbalance” is less than clause (b) of the definition of “Pipeline Imbalance” as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 6.01(o), as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (I) the volume difference of the volumes described in clause (b) of the definition of “Pipeline Imbalance” minus the volumes described in clause (a) of the definition of “Pipeline Imbalance” times (II) $2.125/MCF for gaseous Hydrocarbons, as applicable;

(vii) subject to Section 3.05, to the extent that Seller is overproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 6.01(o), as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of (I) the overproduced volumes times (II) $2.125/MCF for gaseous Hydrocarbons, as applicable;

(viii)all (I) the Operating Expenses paid by Buyer or its Affiliates that are (A) attributable to the Assets and (B) attributable to any period of time prior to the Effective Time and (II) Excluded Expenses (other than Overhead Costs) paid by Buyer or its Affiliates;

(ix)an amount equal to all Suspense Funds; and

(x)any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.

(d)When available, actual figures will be used for the adjustments to the Purchase Price at Closing.  To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 9.02(e) and Section 9.02(g) and thereafter, as applicable, Section 2.04.

(e)Seller shall prepare within one hundred fifty (150) days after the Closing Date and furnish to Buyer a final settlement statement setting forth, subject to Sections 2.04, 3.05, 4.04, 4.08, 4.09, 4.10 and 5.01, the adjustments and pro-rating of any amounts provided for in this Article IX or elsewhere in this Agreement, including any adjustments required pursuant to the dispute resolution procedures set forth in Section 4.04(j) or Section 5.01(f), as applicable (the “Final Settlement Statement”) together with reasonable documentation supporting all such calculations.  Buyer shall as soon as practicable, and in any event within thirty (30) days after Buyer’s receipt of the Final Settlement Statement, deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and, without limiting the provisions of Article XII or Section 14.01(c) or the Sections enumerated in the initial sentence of this Section 9.02(e), will be final and binding on the Parties and not subject to further audit or arbitration.  The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than five (5) Business Days after such agreement.  The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

(f)Subject to matters for which a Party has an indemnity obligation pursuant to Article XII, following the Final Settlement Statement the Parties shall continue to adjust for revenues and expenses in accordance with Section 2.04 through and until the first (1st) anniversary of the Closing Date, and thereafter there shall be no adjustment for, or obligation to pay, any revenues, Excluded Expenses or Operating Expenses between the Parties save for any revenues, Excluded Expenses and Operating Expenses previously identified in writing by one Party to the other Party during such one (1)-year period.

(g)If Seller and Buyer fail to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within fifteen (15) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to Grant Thornton LLP, or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within thirty (30) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs and expenses of the Accounting Arbitrator shall be borne equally by the Parties (fifty percent (50%) by each of Buyer and Seller) and each Party shall be responsible for its own legal costs and other expenses incurred by the Parties in connection with the arbitration.

Section 9.03Actions of Seller at Closing.  At the Closing, Seller shall:

(a)execute, acknowledge, and deliver to Buyer assignments, substantially in the form of Exhibit C (the “Assignments”), and such other instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary to convey ownership, title and possession of the Assets to Buyer;

(b)deliver an executed certificate of non-foreign status of Seller which meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);

(c)deliver to Buyer releases of any mortgages and terminations of any and all security interests (in each case) with respect to the Assets that secure Seller’s and/or its Affiliates’ credit facilities or other indebtedness;

(d)execute and deliver the Closing Statement;

(e)deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(f)to the extent required under any Law or by Governmental Authority, and to the extent Seller has the right to designate Buyer as operator, deliver applicable change of operator forms identifying Buyer as the successor operator of the Wells, Leases and the pipelines, gathering and processing systems described on Exhibit A – Part 5 currently operated by Seller;

(g)have an authorized officer of Seller execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been fulfilled;

(h)to the extent permitted by the Chesapeake Cooperation Agreement, execute and deliver an assignment to Buyer of all rights and obligations under the Chesapeake Cooperation Agreement which pertain to the Assets (the “CHK Assignment”);

(i)deliver to Escrow Pre-Closing Agent a duly executed counterpart of the joint instruction pursuant to the Escrow Pre-Closing Agreement to release the Deposit (plus any interest earned thereon) to Seller; and

(j)execute and deliver any other agreements that are provided for herein or are reasonably necessary to effectuate the transactions contemplated hereby.

Section 9.04Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)deliver to Seller the Adjusted Purchase Price (as determined as of the Closing), less (i) the Deposit, (ii) the Non-Extended Lease Amount (if any), (iii) the Escrowed Operations Bonus (if any), and (iv) the Defect Escrow Amount (if any), by wire transfer as set forth in Section 3.01;

(b)deliver to Seller the sum of all Extension Costs (including all Fixed Costs) due to Seller at Closing pursuant to Section 4.08(e)(ii), by wire transfer as set forth in Section 3.01;

(c)deposit by wire transfer in same day funds with the Escrow Post-Closing Agent into separate subaccounts of the Escrow Post-Closing Account (i) the Non-Extended Lease Amount (if any) into the Expiring Lease Escrow Account, (ii) the Escrowed Operations Bonus (if any) into the Operations Bonus Escrow Account and (iii) the Defect Escrow Amount (if any) into the Defect Escrow Account;

(d)deliver to Seller counterparts of the Assignments executed and acknowledged by Buyer;

(e)execute and deliver the Closing Statement;

(f)to the extent required under any Law or by Governmental Authority, duly execute the applicable change of operator forms delivered by Seller pursuant to Section 9.03(f);

(g)have an authorized officer of Buyer execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been fulfilled;

(h)deliver to Seller counterparts of the CHK Assignment;

(i)deliver to Escrow Pre-Closing Agent a duly executed counterpart of the joint instruction pursuant to the Escrow Pre-Closing Agreement to release the Deposit (plus any interest earned thereon) to Seller; and

(j)execute, acknowledge, and deliver any other agreements provided for herein or reasonably necessary to effectuate the transactions contemplated hereby.

Article X
CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01Operation of the Assets After Closing.  It is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing.

Section 10.02Files.  Seller shall make electronic versions of the Files maintain by Seller or its Affiliates available to Buyer at the Closing and shall make originals of the Files in their current form and format as maintained by Seller as of the Closing Date available for pickup by Buyer within thirty (30) days after the Closing and Buyer shall pick up such Files during normal business hours on such date or within ten (10) Business Days thereafter at Buyer’s sole cost and expense; provided that Seller may retain written or electronic copies of the Files.

Section 10.03Further Cooperation.  After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder; provided that, subject to Section 9.02(f), Seller shall have no further responsibility for any Operating Expenses after the first (1st) anniversary of the Closing Date.

Section 10.04Document Retention.

(a)Inspection.  Subject to the provisions of Section 10.04(b), Buyer agrees, and will cause its respective assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of seven (7) years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b)Destruction.  Without limiting the generality of the foregoing, for a period of seven (7) years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the

Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

(c)Marketing Process Records.  To the extent necessary to evidence the Process, Seller shall retain from the Closing until the fourth (4th) anniversary of the Closing all of the Seller’s records relating to the Process and shall not destroy any such records without the Buyer’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 10.05Suspense Funds.  From and after the Closing, Buyer shall administer all accounts and assume all payment obligations relating to Suspense Funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations; provided, however, that Seller shall retain all liability and responsibility for (i) statutory penalties and interest, if any, owing to any interest owner attributable to such Suspended Funds and accruing prior to the Effective Time, and (ii) penalties and interest, if any, attributable to such Suspended Funds, accruing prior to the Effective Time and payable to any Governmental Authority under applicable escheat or unclaimed property Laws.

Section 10.06Non-Interference.  The Parties acknowledge that Seller and Seller’s directors, officers and employees have extensive knowledge of the Assets, including of confidential information include therein and which is to be transferred to Buyer at Closing, and significant existing relationships with counterparties to Leases and Contracts being assigned to Buyer as part of the Assets.  Therefore, in addition to certain confidentiality obligations of Seller following Closing provided herein, Seller agrees that, for a period of eighteen (18) months from and after the Closing Date, except solely as permitted by and pursuant to Section 4.08 or Section 4.10, neither Seller nor any of its Affiliates shall, and Seller shall not permit any broker or other third party (on behalf of Seller or any of its Affiliates) to, acquire any lease or top lease covering any Lands or otherwise solicit or knowingly encourage any fee mineral owner, lessor, sublessor or licensor to either (a) enter into a lease or top lease with respect to any of the Lands, or (b) terminate or diminish its relationship with, or negotiate new or different contracts or terms of business with, Buyer or any of its Affiliates with respect to any of the Lands.

Article XI
TERMINATION

Section 11.01Right of Termination.  This Agreement and the transactions contemplated hereby may be completely terminated at any time prior to the Closing:

(a)by mutual written consent of the Parties;

(b)by either Party, by written notice to the other, if the Closing shall not have occurred on or before 5:00 p.m. (Central Time) time on December 16, 2016 (the “Outside Date”); or

(c)by either Party if the other Party has materially breached this Agreement and such breach has not been waived in writing or cured and causes any of the conditions to such terminating Party’s obligation to consummate the Closing as set forth in

Section 8.01 or Section 8.02, as applicable, not to be satisfied on or before the Closing Date, by providing the other Party a termination notice specifying the reason such condition is not satisfied; provided, however, such other Party shall have until the earlier of the Outside Date and the date that is ten (10) days following receipt of such termination notice to attempt to cure the breach and the termination under this Section 11.01(c) shall not become effective unless such other Party fails to cure such breach prior to such date; or

(d)by Seller if Buyer breaches its obligation to provide the Deposit in accordance with Section 3.02.

provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Section 11.01(b) or Section 11.01(c) if such Party or its Affiliates are, at such time, in material breach of any provision of this Agreement.

Section 11.02Effect of Termination.

(a)If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met (or could be met if Closing were then to occur) and (ii) the transactions contemplated by this Agreement are not consummated on or before the Outside Date because of:  (A) the failure of Buyer to perform, in any material respect, any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct, in all material respects, as of the Execution Date and the Closing, then, in either event, Seller shall have the right, at its option and as its sole and exclusive remedy in such event, to either (X) (1) terminate this Agreement and have the Deposit released to Seller, free of any claims by Buyer thereto, as full and final payment of damages and the Parties shall, within five (5) Business Days after this Agreement is terminated, instruct the Escrow Pre-Closing Agent to release the Deposit (plus any interest earned thereon) to Seller or (Y) in lieu of terminating this Agreement, seek (including any injunctive or other equitable relief) specific performance by Buyer, in which case Seller shall be entitled to recover court costs and attorneys’ fees thereto.  The Parties acknowledge that the extent of damages to Seller occasioned by such a material breach by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of damages under the circumstances.

(b)If this Agreement is terminated by the mutual written agreement of Buyer and Seller or if the Closing does not occur on or before the Outside Date for any reason other than as set forth in Section 11.02(a), then Buyer shall be entitled to a refund of the Deposit, free of any claims by Seller with respect thereto, and the Parties shall, within five (5) Business Days after this Agreement is terminated, instruct the Escrow Pre-Closing Agent to release the Deposit (plus any interest earned thereon) to Buyer.  Buyer and Seller shall thereupon have the rights and obligations set forth in Section 11.02(c).

(c)In the event that the Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 11.01, then, except for the provisions of Section 1.01, Section 1.02, Section 7.01(d), Section 7.01(e), Section 7.01(g),

Section 7.02, this Section 11.02, Section 12.06, Section 12.08, Section 12.10, Section 13.01, and Article XV (excluding Section 15.01), this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under or in respect of this Agreement, except that nothing herein shall relieve Seller from Liability for any willful breach of its covenants or agreements hereunder in which case Buyer shall have the right to seek all remedies at law or in equity for such breach including the right to specific performance of this Agreement (provided that any right to specifically enforce the provisions of this Agreement to compel Closing shall terminate upon termination of this Agreement under Section 11.01) and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Buyer may be entitled.

Article XII
ASSUMPTION AND INDEMNIFICATION

Section 12.01Assumption and Indemnity.  As of the Closing, but without limiting Buyer’s rights to indemnity under Section 12.04, Buyer assumes and shall pay, fulfill, perform and discharge, or cause to be paid, fulfilled, performed, and discharged, all of the following obligations and Liabilities arising from, based upon, related to or associated with the Assets (including the use, operation and ownership thereof), known or unknown:

(a)all obligations (whether arising by Law or by contract) to properly plug and abandon all wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands, regardless of whether such obligations arose prior to, on or after the Effective Time;

(b)all obligations to pay Working Interests, royalties, overriding royalties, other Burdens and other interest owners’ revenues or proceeds, in each case, to the extent attributable to sales of Hydrocarbons, including those held in suspense but solely to the extent the Purchase Price is adjusted therefor pursuant to Section 9.02(c)(viii));

(c)all Liabilities associated with the Assets arising from, attributable to or alleged to be arising from or attributable to the physical, mechanical and environmental condition, effect or operation of the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time;

(d)pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, but solely to the extent that the Purchase Price is adjusted therefor;

(e)all obligations to furnish makeup gas and/or settle any Imbalances;

(f)all obligations applicable to the lessee under any of the Leases;

(g)collecting any accounts receivable transferred to Buyer under Section 9.02(b)(ix); and

(h)all other obligations and Liabilities with respect to the Assets arising prior to, on or after the Effective Time.

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations”; provided that Buyer does not assume (and “Assumed Obligations” does not include) any obligations or Liabilities (i) to the extent that they are Designated Liabilities for which Seller has an indemnity obligation pursuant to Section 12.04(b) (subject to Section 12.09) or (ii) for which Seller has an indemnity obligation pursuant to Section 12.04(a) (subject to Section 12.05 and Section 12.09).

Section 12.02Indemnification by Buyer.  From and after Closing (subject to the occurrence thereof), Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (a) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement (or in the certificate delivered by Buyer at the Closing pursuant to Section 9.04(g)) or (b) any Assumed Obligation.  The amount of Liabilities for which Seller is entitled to indemnity under this Section 12.02 shall be reduced by the amount of insurance proceeds actually received by Seller or any of its Affiliates.

Section 12.03Buyer’s Environmental Indemnification.  Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 12.02, from and after the Closing (subject to the occurrence thereof), Buyer shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any Environmental Condition, requirements imposed under Environmental Laws or other environmental matter of any kind or character related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence or Release of any Hazardous Substance in, on, under, or from the Assets and including any Liability or other obligation of any Seller Indemnitees with respect to the Assets under any Environmental Laws, except for such Liabilities (a) to the extent resulting from a breach by Seller of its representations and warranties in Section 6.01(j) to the extent that Seller has an indemnity obligation pursuant to Section 12.04(a) or (b) to the extent that Seller has an indemnity obligation pursuant to Section 12.04(b) to the extent relating to clauses (a) and (b) of the Designated Liabilities.

Section 12.04Indemnification by Seller.  From and after Closing (subject to the occurrence thereof), subject to the limitations set forth in Section 12.05 and Section 12.09 as and to the extent applicable, Seller hereby defends, indemnifies and holds harmless the Buyer Indemnitees from and against any and all Liabilities caused by, arising from or attributable to (a) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement (or in the certificate delivered by Seller at the Closing pursuant to Section 9.03(g)) or (b) the Designated Liabilities.  The amount of Liabilities for which Buyer is entitled to indemnity under this Section 12.04 shall be reduced by the amount of insurance proceeds actually received by Buyer or any of its Affiliates.

Section 12.05Limitations.

(a)Buyer Indemnitees shall not be entitled to assert any right to indemnification pursuant to Section 12.04(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds the Individual Indemnity Threshold and (ii) until the aggregate amount of all such Liabilities exceeding the Individual Indemnity Threshold and actually suffered by Buyer Indemnitees in connection therewith exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceeding the Individual Indemnity Threshold exceed, in the aggregate, the Indemnity Deductible (it being agreed that the Indemnity Deductible shall be a true deductible and not a threshold); provided, however, (1) the limitations in this Section 12.05(a) shall not apply to any Liabilities caused by, arising from or attributable to any breach by Seller of any Fundamental Representations or any covenants or agreements contained in this Agreement, and (2) for purposes of Section 12.04(a), with respect to a breach by Seller of its representations and warranties, when determining whether any such breach occurred and the amount of Liabilities resulting therefrom, materiality qualifications contained therein shall be disregarded.

(b)In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities under Section 12.04(a) (excluding any breach by Seller of any Fundamental Representations or any covenants or agreements contained in this Agreement) exceeding, in the aggregate, twenty percent (20%) of the unadjusted Purchase Price.  Buyer (on its own behalf and on behalf of the other Buyer Indemnitees) waives, releases and forever discharges Seller from any and all Liabilities under Section 12.04(a) in excess of such aggregate amount (excluding breaches by Seller of Fundamental Representations or covenants or agreements contained in this Agreement).

(c)Seller shall not be required to indemnify Buyer under Section 12.04(a) with respect to any breach by Seller of any representation or warranty set forth in Section 6.01(i) to the extent attributable to any Asset Tax allocable to Buyer under Section 14.01, except for any penalties, interest or additions to Tax imposed with respect to such Asset Tax by a Governmental Authority as a result of such breach.

Section 12.06Negligence and Fault.  THE ASSUMPTION, DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING Section 7.01, Section 12.02,  Section 12.03 AND Section 12.04) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE; provided that no indemnification shall be applicable to the extent of any gross negligence, willful misconduct OR ACTUAL FRAUD of the Indemnified Party. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

Section 12.07Exclusive Remedy.  From and after Closing, and except in the case of willful misconduct or actual fraud by a Party, each of the Parties acknowledges and agrees that its sole and exclusive remedies with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Seller or otherwise in connection with the transactions contemplated hereby shall be limited to Section 4.02, Section 7.01, Article XII, and the Special Warranty of title set forth in the Assignment; provided that the foregoing shall not limit either Seller’s or Buyer’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other set forth in this Agreement or other agreement or instrument delivered pursuant to this Agreement that are to be performed at or after the Closing; provided, further, that Seller’s sole and exclusive remedies with respect to Assumed Obligations are limited to Section 12.02(b) and Section 12.03.  Except for the remedies specified above, including those contained in this Article XII and the Special Warranty of title in the Assignments, effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges the other Party and its indemnitees hereunder from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which the releasing Party or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets prior to Closing, or the condition, quality, status or nature of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

Section 12.08Expenses.  Notwithstanding anything herein to the contrary but subject to Sections 4.04(j)(ii), 4.08, 5.01(f)(ii), 7.01(d), 9.02(g) and 14.02 and the other express terms of this Agreement, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.

Section 12.09Survival.

(a)The representations and warranties of Seller and Buyer in Article VI (other than (i) representations and warranties of Seller and Buyer in Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(e), Section 6.01(h), Section 6.01(x), Section 6.01(y), Section 6.01(z), Section 6.02(a), Section 6.02(b), Section 6.02(c), Section 6.02(d), Section 6.02(g), Section 6.02(i) and Section 6.02(j) (and the corresponding representations and warranties in the certificate delivered at Closing by Seller pursuant to Section 9.03(g) and by Buyer pursuant to Section 9.04(g), as applicable), which shall survive indefinitely and (ii) the representations and warranties of Seller in Section 6.01(i) (and the corresponding representations and warranties in the certificate delivered at Closing by Seller pursuant to Section 9.03(g)), which shall survive until the expiration of the applicable statutes of limitations; with all such representations and warranties of Seller listed in these subparts (i) and (ii) referred to as the “Fundamental Representations” of Seller) shall expire on the date that is twelve (12)

months after the Closing Date. The covenants and agreements of the Parties set forth in this Agreement to be performed on or before Closing shall expire on the date that is twelve (12) months after the Closing Date, the covenants and agreements set forth in Article XIV shall survive until the expiration of the applicable statutes of limitations, and each other covenant and agreement of the Parties set forth in this Agreement shall, subject to this Section 12.09, survive the Closing until fully performed and in accordance with its terms and expire thereafter. The Special Warranty shall terminate as of the expiration of the Survival Period. Subject to the foregoing and Section 12.09(b), the remainder of this Agreement shall survive Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)The indemnities in Section 12.02(a) and Section 12.04(a) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Seller’s indemnities set forth in Section 12.04(b) shall be limited as follows: (1) with respect to subparts (a)(ii) and (b) of the definition of Designated Liabilities, such indemnities shall terminate twenty-four (24) months after the Closing; (2) with respect to subparts (a)(i), (d), (g), (h) and (i) of the definition of Designated Liabilities, such indemnities shall terminate forty-eight (48) months after the Closing; (3) with respect to subpart (c) of the definition of Designated Liabilities, such indemnity shall survive until the expiration of the applicable statutes of limitations; and (4) with respect to subparts (e) and (f) of the definition of Designated Liabilities, such indemnities shall survive Closing without time limit.  Buyer’s indemnity set forth in Section 7.01(d) shall terminate twenty-four (24) months after the Closing and Buyer’s indemnity set forth in Section 12.02(b) and 12.03 shall terminate forty-eight (48) months after the Closing.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 7.01(d), Section 12.02 and Section 12.04 prior to the date of termination for such indemnity.

Section 12.10Non-Compensatory Damages.  None of the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of the Seller Indemnitees, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.11Indemnification Actions.  All claims for indemnification under this Article XII shall be asserted and resolved as follows:

(a)For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages means the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages means a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b)To make claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  If the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Third Party Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnitee to give notice of a Third Party Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Third Party Claim or otherwise prejudices the Indemnitor’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnitee in writing whether or not it agrees to indemnify and defend the Indemnitee against such Third Party Claim under this Article XII.  The Indemnitee is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)If the Indemnitor agrees to indemnify the Indemnitee in writing, the Indemnitor shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof.  If requested by the Indemnitor, the Indemnitee agrees to cooperate (at the expense of the Indemnitor) in contesting any Third Party Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 12.11.  An Indemnitor shall not, without the written consent of the Indemnitee, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Third Party Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity) or the use or operation of the Assets.

(e)If the Indemnitor does not agree in writing to indemnify the Indemnitee within the thirty (30) day period specified in Section 12.11(c) or fails to give written notice to the Indemnitee within such thirty (30) day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Third Party Claim, then the Indemnitee shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) agree to indemnify the Indemnitee for such Liabilities in accordance with this Agreement, or (iii) dispute the claim for such Liabilities. If the Indemnitor does not respond to such Claim Notice within such thirty (30) day period, the Indemnitor will be deemed to dispute the claim for indemnification.

Section 12.12Characterization of Indemnity Payments.  The Parties agree that any indemnity payments made pursuant to this Article XII shall be treated for all U.S. federal and applicable state income Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Section 12.13Waiver of Right to Rescission.  Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.  Notwithstanding the foregoing, nothing in this Agreement shall, prior to the Closing or termination of this Agreement, limit either Seller’s or Buyer’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other set forth in this Agreement that are to be performed prior to the Closing, and, after the Closing, limit either Seller’s or Buyer’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other set forth in this Agreement that are to be performed after the Closing.

Section 12.14Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Article XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01Disclaimers of Representations and Warranties.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01, THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO Section 9.03(g) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01, THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO Section 9.03(g) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01, THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO Section 9.03(g) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 6.01, THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO Section 9.03(g) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS, and WITHOUT LIMITING PARTIES’ RIGHTS EXPRESSLY SET FORTH IN ARTICLE XII, THE  ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)OTHER THAN EXPRESSLY SET FORTH IN Section 6.01(j) and THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO Section 9.03(g), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SUBJECT TO BUYER’S RIGHTS UNDER (I) Article V, (II) Section 6.01(j) to the extent that Seller has an indemnity obligation pursuant to Section 12.04(a), or (III) to the extent that Seller has an indemnity obligation pursuant to Section 12.04(b) to the extent relating to clauses (a) and (b) of the Designated Liabilities, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE, OR WILL MAKE OR CAUSE TO BE MADE, SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS Section 13.01 ARE

“CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Article XIV
TAX MATTERS

Section 14.01Allocation of Asset Taxes.

(a)Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b)For purposes of determining the allocations described in Section 14.01(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or clause (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 9.02, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.  To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 9.02, as applicable, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 14.01.

Section 14.02Transfer Taxes.  Buyer shall bear and pay (a) all sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”) and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 14.03Cooperation.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 14.04Refunds.  Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 14.01, and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 14.01.  If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 14.04, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.

Section 14.05Tax Returns.  Subject to Buyer’s indemnification rights under Section 12.04, after the Closing Date, (a) Buyer shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) Buyer shall submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c)Buyer shall timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor.  The Parties agree that (i) this Section 14.05 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 14.05 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

Article XV
MISCELLANEOUS

Section 15.01Filings, Notices and Certain Governmental Approvals.

(a)Promptly after the Closing Buyer shall (i) record, at its sole cost and expense, all Assignments executed at the Closing in the records of the applicable Governmental Authority, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such

Assets to Buyer, (iii) actively pursue the unconditional approval of all Customary Post-Closing Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (iv) at no out-of-pocket cost (excluding administrative expenses), actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

(b)As soon as reasonably possible after the Closing, but in no event later than thirty (30) days after the Closing, Buyer shall remove the names of Seller and its Affiliates, including “Gastar” and all variations thereof, from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 15.02Entire Agreement.  This Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 15.03Waiver.  No waiver of any of the provisions of this Agreement or rights hereunder shall be valid unless in writing or shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.04Publicity.  Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 15.05No Third Party Beneficiaries.  Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnitees (but shall not be obligated to do so).

Section 15.06Assignment.  Neither Buyer nor Seller may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any attempted assignment made without such consent shall be void.  Any assignment made by a Party as permitted hereby shall not relieve such Party from any Liability or obligation hereunder.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 15.07Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, AS TO MATTERS RELATING TO TITLE TO THE ASSETS, THE LAWS OF THE STATE OF OKLAHOMA SHALL APPLY AS TO THE PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL OR STATE COURTS SITUATED IN HOUSTON, HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.08Specific Performance.  Both Seller and Buyer shall have the right prior to or after Closing to seek injunctive relief or to compel specific performance of any covenant or obligation of Buyer or Seller, respectively, set forth in this Agreement; provided that any right to specifically enforce the provisions of this Agreement to compel Closing shall terminate upon termination of this Agreement under Section 11.01).

Section 15.09Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), overnight courier or other delivery service, or electronic mail transmission (“email”) (provided that acknowledgment of receipt of such email is requested and received, which acknowledgment shall promptly be made by the receiving Party) to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:	Gastar Exploration Inc. Attention: Henry J. Hansen 1331 Lamar, Suite 650 Houston, Texas 77010 Phone:713-739-0443 Email:hhansen@gastar.com
Buyer:	Red Bluff Resources Operating, LLC Attention: Brian Exline 3030 NW Expressway, Suite 650 Oklahoma City, OK 73112 Phone:(405) 605-8360 ext. 105 Email:bexline@rbluff.com

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 15.10Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.11Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.  Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 15.12Amendment.  This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 15.13Schedules and Exhibits.   The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 15.14No Affiliate Liability.

(a)No past, present or future director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Seller or any of their respective Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or any other document or certificate entered into or delivered pursuant to this Agreement or for any claims or losses based on, in respect or, or by reason of, the transactions contemplated by this Agreement or any other document or certificate entered into or delivered pursuant to this Agreement.

(b)No past, present or future director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Buyer or its Affiliates shall have any liability for any obligations or liabilities of Buyer under this Agreement or any other document or certificate entered into or delivered pursuant to this Agreement or for any claims or losses based on, in respect or, or by reason of, the transactions contemplated by this Agreement or any other document or certificate entered into or delivered pursuant to this Agreement.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

GASTAR EXPLORATION INC.

By:/s/Henry J. Hansen
Name: Henry J. Hansen
Title: Vice President, Land

BUYER:

RED BLUFF RESOURCES OPERATING, LLC

By:/s/Timothy K. Haddican
Timothy K. Haddican

Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT